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                                CREDIT AGREEMENT

                                  by and among

                               OGDEN CORPORATION,

                          THE SIGNATORY LENDERS HERETO,

                                       and

                              THE BANK OF NEW YORK,

                                    AS AGENT

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                                  $200,000,000

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                            Dated as of June 30, 1997

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                                TABLE OF CONTENTS


1. DEFINITIONS ........................................................  1

     1.1 Defined Terms. ...............................................  1
     1.2 Other Definitional Provisions. ............................... 16

2. AMOUNT AND TERMS OF LOANS .......................................... 17

     2.1 R/C Loans. ................................................... 17
     2.2 Procedure for R/C Borrowings. ................................ 17
     2.3 Competitive Bid Loans and Procedure for
         Competitive Bid Borrowings. .................................. 18
     2.4 Notes. ....................................................... 21
     2.5 Reduction of Commitments. .................................... 22
     2.6 Prepayments of the Loans. .................................... 22
     2.7 Conversions. ................................................. 23
     2.8 Interest Rate and Payment Dates. ............................. 24
     2.9 Substituted Interest Rate. ................................... 25
     2.10 Taxes; Net Payments. ........................................ 26
     2.11 Illegality. ................................................. 26
     2.12 Increased Costs. ............................................ 27
     2.13 Indemnification for Loss. ................................... 28
     2.14 Option to Fund. ............................................. 29
     2.15 Use of Proceeds. ............................................ 29
     2.16 Capital Adequacy. ........................................... 30
     2.17 Transaction Record. ......................................... 30
     2.18 Extension of Termination Date. .............................. 31
     2.19 Substitute Lender. .......................................... 32
     2.20 Letter of Credit Sub-Facility. .............................. 32
     2.21 Letter of Credit Participation and Funding
          Commitments. ................................................ 33
     2.22 Absolute Obligation with respect to Letter of
          Credit Payments. ............................................ 35
     2.23 Letter of Credit Fees and Commissions. ...................... 35

3. FEES; PAYMENTS ..................................................... 36

     3.1 Facility Fee. ................................................ 36
     3.2 Pro Rata Treatment and Application of Payments. .............. 36

4. REPRESENTATIONS AND WARRANTIES ..................................... 37

     4.1 Subsidiaries. ................................................ 37
     4.2 Corporate Existence and Power. ............................... 37
     4.3 Corporate Authority. ......................................... 37
     4.4 Governmental Body Approvals. ................................. 38
     4.5 Binding Agreement. ........................................... 38
     4.6 Litigation. .................................................. 38
     4.7 No Conflicting Agreements. ................................... 38
     4.8 Taxes. ....................................................... 38
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     4.9 Compliance with Applicable Laws. ............................. 39
     4.10 Governmental Regulations. ................................... 39
     4.11 Property. ................................................... 39
     4.12 Federal Reserve Regulations; Use of Loan
          Proceeds. ................................................... 39
     4.13 Plans. ...................................................... 39
     4.14 Financial Statements. ....................................... 40
     4.15 Environmental Matters. ...................................... 40
     4.16 Documents. .................................................. 41
     4.17 Labor Relations. ............................................ 41
     4.18 No Misrepresentation. ....................................... 41

5. CONDITIONS TO LENDING - FIRST LOANS OR L/C ......................... 41

     5.1 Evidence of Corporate Action. ................................ 41
     5.2 Notes. ....................................................... 42
     5.3 No Material Adverse Change. .................................. 42
     5.4 Opinion of Counsel to the Company. ........................... 42
     5.5 Opinion of Special Counsel. .................................. 42
     5.6 Termination of Existing Agreement. ........................... 42
     5.7 This Agreement. .............................................. 42

6. CONDITIONS OF LENDING - ALL LOANS AND L/Cs. ........................ 42

     6.1 Compliance. .................................................. 42
     6.2 Closings. .................................................... 43
     6.3 Borrowing Request. ........................................... 43

7. AFFIRMATIVE COVENANTS .............................................. 43

     7.1 Financial Statements. ........................................ 43
     7.2 Certificates; Other Information. ............................. 44
     7.3 Legal Existence. ............................................. 45
     7.4 Taxes. ....................................................... 45
     7.5 Insurance. ................................................... 46
     7.6 Payment of Indebtedness and Performance of
         Obligations. ................................................. 46
     7.7 Condition of Property. ....................................... 46
     7.8 Observance of Legal Requirements; ERISA. ..................... 46
     7.9 Inspection of Property; Books and Records;
         Discussions. ................................................. 46
     7.10 Licenses, Etc. .............................................. 47
     7.11 Shareholders' Equity. ....................................... 47

8. NEGATIVE COVENANTS ................................................. 47

     8.1 Subsidiary Indebtedness. ..................................... 47
     8.2 Liens. ....................................................... 47
     8.3 Unencumbered Asset Coverage. ................................. 47
     8.4 Merger and Acquisition or Sale of Property. .................. 48
     8.5 Leverage Ratio. .............................................. 49
     8.6 Sale of Property. ............................................ 49

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     8.7 Compliance with ERISA. ....................................... 49
     8.8 Certificate of Incorporation and By-laws. .................... 50
     8.9 Fixed Charge Coverage Ratio. ................................. 50
     8.10 Agency Agreement. ........................................... 50

9. DEFAULT ............................................................ 50

     9.1 Events of Default. ........................................... 50

10. THE AGENT ......................................................... 53

     10.1 Appointment. ................................................ 53
     10.2 Delegation of Duties. ....................................... 53
     10.3 Exculpatory Provisions. ..................................... 54
     10.4 Reliance by Agent. .......................................... 54
     10.5 Notice of Default. .......................................... 54
     10.6 Non-Reliance on Agent and Other Lenders. .................... 55
     10.7 Indemnification. ............................................ 55
     10.8 Agent in Its Individual Capacity. ........................... 56
     10.9 Successor Agent. ............................................ 56
     10.10 Concerning Exhibit A. ...................................... 57

11. OTHER PROVISIONS. ................................................. 57

     11.1 Amendments and Waivers. ..................................... 57
     11.2 Notices. .................................................... 58
     11.3 No Waiver; Cumulative Remedies. ............................. 59
     11.4 Survival of Representations and Warranties. ................. 59
     11.5 Payment of Expenses and Taxes. .............................. 59
     11.6 Lending Offices. ............................................ 60
     11.7 Successors and Assigns. ..................................... 60
     11.8 Counterparts. ............................................... 62
     11.9 Lenders' Representations. ................................... 62
     11.10 Adjustments ................................................ 63
     11.11 Governing Law. ............................................. 63
     11.12 Headings, Plurals. ......................................... 63
     11.13 Severability. .............................................. 63
     11.14 Integration. ............................................... 64
     11.15 Consent to Jurisdiction. ................................... 64
     11.16 WAIVER OF TRIAL BY JURY. ................................... 64
     11.17 Confidentiality. ........................................... 64
     11.18 Acknowledgments. ........................................... 65

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EXHIBITS

Exhibit A         -     Commitments
Exhibit B         -     Form of R/C Borrowing Request
Exhibit C         -     Form of Competitive Bid Borrowing Request
Exhibit D         -     Form of L/C Issuance Request
Exhibit E         -     Form of Note
Exhibit F         -     Form of Opinion of Counsel to the Company
Exhibit G         -     Form of Opinion of Special Counsel
Exhibit H         -     Form of Assignment and Acceptance Agreement

SCHEDULES

Schedule 1.1(p)   -     List of Existing Subsidiary Indebtedness
Schedule 1.1(r)   -     List of Excluded Rent Expenses
Schedule 4.1      -     List of Material Subsidiaries
Schedule 4.8      -     List of Taxes

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      CREDIT AGREEMENT, dated as of June 30, 1997, among OGDEN CORPORATION, a
Delaware corporation (the "Company"), the signatory LENDERS parties hereto or who become parties hereto pursuant to paragraph 11.7 (each a "Lender" and, collectively, the "Lenders"), and THE BANK OF NEW YORK, as agent for the Lenders (in such capacity, the "Agent").

1.    DEFINITIONS

      1.1   Defined Terms.

            As used in this Agreement, terms defined in the preamble have the meanings therein indicated, and the following terms have the following meanings:

      "Accountants": Deloitte & Touche LLP, or any successor thereto, or such other firm of certified public accountants of recognized national standing selected by the Company and satisfactory to the Required Lenders.

      "Acquisition": any transaction consummated after the date of this Agreement by which the Company or any Subsidiary (i) acquires any going business or all or substantially all of the assets of any Person (or any division thereof), whether through purchase of assets, merger, consolidation or otherwise, or (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority of the securities or equity interests of a Person having ordinary voting power for the election of directors or comparable officials.

      "Affected Loan": as defined in paragraph 2.9.

      "Affected Principal Amount": in the event that (i) the Company shall not for any reason borrow after it shall have notified the Agent of its intent to do so and shall have requested a Eurodollar or CD Loan pursuant to paragraph 2.2 or shall have accepted one or more offers of Competitive Bid Loans under paragraph 2.3, an amount equal to the principal amount of such requested Eurodollar or CD Loan or such Competitive Bid Loan; (ii) a Eurodollar or CD Loan or any Competitive Bid Loan shall terminate for any reason prior to the last day of the Interest Period applicable thereto, an amount equal to the principal amount of such Eurodollar or CD Loan or such Competitive Bid Loan; or (iii) the Company shall prepay or repay all or any part of the principal balance of a Eurodollar or CD Loan or any Competitive Bid Loan prior to the last day of the Interest Period applicable thereto, an amount equal to the principal balance of such Eurodollar or CD Loan or such Competitive Bid Loan so prepaid or repaid.

      "Affiliate": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 25% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause direction of the management and policies of such Person whether by contract or otherwise.

      "Agency Agreement": the Fiscal Agency Agreement, dated as of June 1, 1987, between the Company and Bankers Trust Company, pursuant to which the Company issued $85,000,000 of its 6% Convertible Subordinated Debentures due 2002 or the

Fiscal Agency Agreement, dated as of October 15, 1987, between the Company and Bankers Trust company, pursuant to which the Company issued $75,000,000 of its 5-3/4% Convertible Subordinated Debentures Due 2002.

      "Aggregate Commitments": the sum of the Commitments set forth in Exhibit A, as the same may be reduced pursuant to paragraph 2.5 (Reduction of Commitments) or 2.18 (Extension of Termination Date).

      "Agreement": this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

      "Applicable Lending Office": as to any Lender, such Lender's Domestic Lending Office or Eurodollar Lending Office, as the case may be.

      "Applicable Margin": (i) with respect to the unpaid principal balance of CD Loans, the applicable percentage set forth below in the column entitled "CD Loans", (ii) with respect to the unpaid principal balance of Eurodollar Loans, the applicable percentage set forth below in the column entitled "Eurodollar Loans", (iii) with respect to the Facility Fee, the applicable percentage set forth below in the column entitled "Facility Fee" and (iv) with respect to the Letter of Credit Participation Fee, the applicable percentage set forth below in the column entitled "Letters of Credit"; in each case opposite the applicable Pricing Level:

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                      Eurodollar      CD           Facility     Letters of
Pricing Level         Loans           Loans        Fee          Credit
-------------         ----------      -----        --------     ----------

Pricing Level I       0.150%          0.275%       0.100%       0.150%
Pricing Level II      0.225%          0.350%       0.125%       0.225%
Pricing Level III     0.225%          0.350%       0.150%       0.225%
Pricing Level IV      0.275%          0.400%       0.175%       0.275%
Pricing Level V       0.500%          0.625%       0.250%       0.500%
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      Changes in the Applicable Margin resulting from changes in the Senior Debt
Rating shall become effective as of the date of any change in the Senior Debt Rating. During the 30-day period following the date on which the Company shall no longer have a Senior Debt Rating, the Company and the Banks shall negotiate in good faith an acceptable, tiered replacement to measure the Applicable
Margin, having due regard to the Company's credit standing and financial condition and the prevailing interest rate environment at such time, failing which the margins set forth in V above shall be applicable from and after such date on which the Company shall no longer have a Senior Debt Rating.

      "Application  for  Letter  of  Credit":  as  defined  in  paragraph
2.20(b).

      "Assessment Rate": with respect to any Interest Period applicable to a CD Loan, the rate (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%), as imposed by the Federal Deposit Insurance Corporation and reported to the

Agent, to be the then current actual assessment rate payable by BNY to the Federal Deposit Insurance Corporation (or any successor) for insurance by such Corporation (or such successor) of time deposits made in Dollars at BNY's domestic offices.

      "Assignment and Acceptance Agreement": as defined in paragraph 11.7(b).

      "Assignment Fee": as defined in paragraph 11.7(b).

      "Authorized Signatory": in respect of a Person, the president, any vice president or any other duly authorized officer (acceptable to the Agent) of such Person.

      "Base Rate": on any date, a rate of interest per annum equal to the higher of (i) the BNY Rate in effect on such date or (ii) 1/2 of 1% plus the Federal Funds Rate in effect on such date.

      "Base Rate Loans": R/C Loans (or any portions thereof) at such time as they (or such portions) are made or are being maintained at a rate of interest based upon the Base Rate.

      "Benefited Lender": as defined in paragraph 11.10.

      "Borrowing Date": any date specified in a Borrowing Request delivered pursuant to paragraphs 2.2, 2.3 or 2.20 as a date on which the Company requests the Lenders to make Loans comprising an R/C Borrowing or a Competitive Bid Borrowing or the L/C Issuing Bank to issue a Letter of Credit.

      "BNY": The Bank of New York.

      "BNY Rate": a rate of interest per annum equal to the rate of interest publicly announced in New York City by BNY from time to time as its prime commercial lending rate, such rate to be adjusted automatically (without notice) on the effective date of any change in such publicly announced rate.

      "Borrowing Request": an R/C Borrowing Request, Competitive Bid Borrowing Request or L/C Issuance Request, as the case may be.

      "Business Day": for all purposes other than as set forth in clause (ii) below, (i) any day other than a Saturday, Sunday or other day on which commercial banks located in New York City are authorized or required by law or other governmental action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day on which dealings in foreign currency and exchange and Eurodollar funding between banks may be carried on in London, England.

      "CD Loans": collectively, Loans (or any portions thereof) at such time as they (or such portions) are made or being maintained at a rate of interest based upon the CD Rate. Each CD Loan shall mature on the last day of the Interest Period applicable thereto.


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

      "CD Rate": with respect to any Interest Period applicable to any CD Loan, the rate per annum (rounded to the nearest 1/100 of 1%, or, if there is no nearest 1/100 of 1%, then to the next higher 1/100 of 1%) equal to the sum of
(i) the Assessment Rate plus (ii) the product of (x) the Dealer Bid Rate and (y) Statutory Reserves. The CD Rate shall be adjusted automatically on and as of the effective date of any change in Statutory Reserves or the Assessment Rate. Each determination by the Agent of the CD Rate shall be conclusive in the absence of manifest error.

      "Code": the Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

      "Commitment": as to any Lender, the amount set forth next to the name of such Lender in Exhibit A under the heading "Commitment," as such Commitment may be reduced pursuant to paragraphs 2.5 or 11.7(b).

      "Commitment Percentage": as to any Lender, the percentage that the Commitment of such Lender bears to the Aggregate Commitments, initially, as set forth opposite the name of such Lender in Exhibit A under the heading "Commitment Percentage", as such percentage may be reallocated pursuant to paragraph 2.18 (whereupon such percentage shall become such Lender's Reallocated Commitment Percentage, as such term is hereinafter defined) or decreased upon an assignment permitted under paragraph 11.7(b).

      "Commitment Period": the period from the Effective Date to, but excluding, the Termination Date.

      "Competitive Bid Borrowing": a borrowing of principal amounts pursuant to paragraph 2.3 consisting of simultaneous Competitive Bid Loans from each Lender whose offer to make a Competitive Bid Loan as part of such borrowing has been accepted by the Company under the auction bidding procedure set forth in paragraph 2.3.

      "Competitive Bid Borrowing Request": a borrowing request in the form of Exhibit C.

      "Competitive Bid Loan": a Loan made pursuant to paragraph 2.3.

      "Competitive Bid Reduction": as to any Lender on any date, an amount equal to such Lender's Commitment Percentage of the aggregate principal amount of all Competitive Bid Loans outstanding on such date (after giving effect to the payment of any Competitive Bid Loans to be paid on such date).

      "Consenting Lender": as defined in paragraph 2.18.

      "Consolidated": the Company and its Subsidiaries which are consolidated for financial reporting purposes.

      "Consolidating": the Company and its Subsidiaries taken separately.


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      "Contingent Obligation": as applied to the Company and its Consolidated
Subsidiaries, Indebtedness of others (i) which the Company or any Consolidated Subsidiary has directly or indirectly guaranteed, indorsed (other than for deposit or collection or in the ordinary course of business), discounted with recourse, agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or (ii) with respect to which the Company or any Consolidated Subsidiary has agreed contingently to supply or advance funds (whether by way of loan, share purchase or capital contribution, through a commitment to pay rent or to pay for Property or services regardless of dispossession from such Property, the non-delivery of such Property or the non-furnishing of such services, or otherwise), or (iii) with respect to which the Company or any Consolidated Subsidiary has otherwise become directly or indirectly liable, provided, however, that "Contingent Obligations" shall exclude any Indebtedness of others with respect to which the Company or any Consolidated Subsidiary is obligated solely upon the occurrence of a default by any Consolidated Subsidiary of its covenants and undertakings under any contracts or agreements (except, however, such Indebtedness of others shall not be excluded after the occurrence of such default to the extent that the Company or any Material Subsidiary has directly assumed or has otherwise become directly liable for such Indebtedness of others as a result of the exercise of remedies in connection with such default).

      "Conversion Date": with respect to R/C Loans, the date on which a Eurodollar or CD Loan is converted to a Base Rate Loan, or the date on which a Base Rate Loan is converted to a Eurodollar or CD Loan, or the date on which a Eurodollar Loan is converted to a CD Loan or a new Eurodollar Loan or the date on which a CD Loan is converted to a Eurodollar Loan or a new CD Loan, all in accordance with paragraph 2.7.

      "Dealer Bid Rate": with respect to any Interest Period applicable to any CD Loan, the arithmetic average of the bid rates as determined by each Reference Lender and reported to the Agent (rounded to the nearest 1/100 of 1% or, if there is no nearest 1/100 of 1%, then to the next higher 1/100 of 1%) of the prevailing rates per annum bid at approximately 10:00 a.m. (New York City time) to such Reference Lender on the date upon which a CD Interest Period is to commence by two New York City negotiable certificate of deposit dealers of recognized standing selected by such Reference Lender for the purchase, at par, of negotiable certificates of deposit of such Reference Lender in an amount equal approximately to such Reference Lender's CD Loan to which such Interest Period shall apply and having a maturity comparable to such Interest Period. If any Reference Lender does not provide its average bid rate to the Agent, the Dealer Bid Rate shall be determined on the basis of the bid rate(s) reported by the other Reference Lender(s).

      "Default": any of the events specified in paragraph 9.1, whether any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

      "Dollars" and "$": lawful currency of the United States of America.

      "Domestic Lending Office": in respect of any Lender, initially, the office of such Lender designated as such on Exhibit A; thereafter, such other office or offices of such Lender, if any, which shall be making or maintaining Base Rate Loans or CD Loans, as reported by such Lender to the Agent.

      "Effective Date": defined in the introductory  paragraph to Section
5.

      "Eligible Assignee": an assignee which is any bank, insurance company or financial institution organized under the laws of the United States or any state thereof acting for its own account, which (A) is regularly engaged in the business of making loans in transactions similar to this Agreement, and (B) has a consolidated net worth in excess of $200,000,000.

      "Energy": Ogden Energy, Inc., a Delaware corporation.

      "Environmental Laws": any and all federal, state and local laws relating to the environment, the use, storage, transporting, manufacturing, handling, discharge, disposal or recycling of hazardous substances, materials or pollutants or industrial hygiene and including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 USCA ss.9601 et seq.; (ii) the Resource Conservation and Recovery Act of 1976, as amended, 42 USCA ss.6901 et seq.; (iii) the Toxic Substance Control Act, as amended, 15 USCA ss.2601 et. seq.; (iv) the Water Pollution Control Act, as amended, 33 USCA ss.1251 et. seq.; (v) the Clean Air Act, as amended, 42 USCA ss.7401 et seq.; (vi) the Hazardous Material Transportation Act, as amended, 49 USCA ss.1801 et seq. and (vii) all rules, regulations, judgments, decrees, injunctions and restrictions thereunder and any analogous state law.

      "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations issued thereunder, as from time to time in effect.

      "ERISA Affiliate": any Person which is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which the Company or any Subsidiary is a member, or (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the Lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which any Loan Party is a member.

      "Eurodollar Lending Office": in respect of any Lender, initially, the office of such Lender designated as such on Exhibit A (or, if no such office is specified, its Domestic Lending Office); thereafter, such other office, if any, of such Lender which shall be making or maintaining Eurodollar Loans, as reported by such Lender to the Agent.

      "Eurodollar Loans": collectively, Loans hereunder (or any portions thereof) at such time as they (or such portions) are made or being maintained at a rate of interest based upon the Eurodollar Rate. Each Eurodollar Loan shall mature on the last day of the Interest Period applicable thereto.

      "Eurodollar Rate": with respect to any Interest Period applicable to any Eurodollar Loan, the arithmetic average of the rates of interest per annum (rounded to the nearest 1/100 of 1% or, if there is no nearest 1/100 of 1%, then to the next higher 1/100 of 1%), as reported by each Reference Lender to the Agent, quoted by such

Reference Lender to leading banks in the interbank eurodollar market as the rate at which such Reference Lender is offering Dollar deposits in an amount equal approximately to the Eurodollar Loan of such Reference Lender to which such Interest Period shall apply for a period equal to such Interest Period, as quoted at approximately 11:00 a.m. (New York City time) two Business Days prior to the first day of such Interest Period. If any Reference Lender does not provide its quotation to the Agent, the Eurodollar Rate shall be determined on the basis of the quotation(s) reported by the other Reference Lender(s). The Company acknowledges that the Eurodollar Rate is not adjusted for reserves with respect to Eurodollar liabilities under Regulation D of the Board of Governors of the Federal Reserve System and agrees to pay to each Lender any additional costs with respect thereto to the extent set forth in paragraph 2.12(b).

      "Event of Default": any of the events specified in paragraph 9.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

      "Existing Agreement": the Credit Agreement, dated as of September 20, 1993, by and among the Company, the signatory banks thereto and The Bank of New York, as agent, as amended.

      "Extension Request": as defined in paragraph 2.18.

      "Facility Fee": as defined in paragraph 3.1.

      "Federal Funds Rate": for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by BNY from three Federal funds brokers of recognized standing selected by BNY on such day on such transactions as determined by BNY and reported to the Agent.

      "Financial Statements": as defined in paragraph 4.14.

      "Fixed Charge Coverage Ratio": the ratio of (i) the sum of Operating Income, Interest Expense and Rent Expense to (ii) the sum of Interest Expense and Rent Expense, all on a Consolidated basis.

      "GAAP": generally accepted accounting principles as of the date of any determination dependent thereupon, consistently applied.

      "Governmental Body": any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator.

      "Highest Lawful Rate": the maximum rate of interest, if any, that at any time or from time to time may be contracted for, taken, charged or received on the Notes or which may be owing to any Lender pursuant to this Agreement under the laws applicable to such Lender and this transaction.

      "Indebtedness": without duplication, with respect to the Company and its Subsidiaries, all (a) obligations in respect of borrowed money or for the deferred purchase price of Property or services which are, in accordance with GAAP, includable as a liability on a Consolidated balance sheet, and (b) amounts representing the capitalization of rentals in accordance with GAAP; provided, however, that "Indebtedness" shall exclude any Indebtedness of any Subsidiary which, with respect to such Subsidiary, is limited in recourse to the assets financed with the proceeds of such Indebtedness and any Property or contract rights related to such assets or revenues attributable thereto (except, however, such Indebtedness of a Subsidiary shall not be excluded after the occurrence of a default by such Subsidiary in the performance of its obligations under any contract or agreement to the extent that the Company or any Material Subsidiary has directly assumed or has otherwise become directly liable for such Indebtedness pursuant to performance guarantees given by the Company or such Material Subsidiary as a result of the exercise of remedies in connection with such default).

      "Indemnified Liabilities": as defined in paragraph 11.5.

      "Interest Expense": for any period, the sum of all interest (adjusted to give effect to all interest rate swap, cap or other interest rate hedging arrangements and fees and expenses paid in connection with the same, all as determined in accordance with GAAP), paid or accrued in respect of all Indebtedness for such period by the Company and its Subsidiaries on a Consolidated basis, as determined in accordance with GAAP.

      "Interest Payment Date": (i) as to any Base Rate Loan, the last day of each February, May, August and November commencing on the first of such days to occur after such Base Rate Loan is made or any Eurodollar or CD Loan is converted to a Base Rate Loan, (ii) as to any Eurodollar Loan, the last day of the applicable Interest Period and, if such Interest Period is longer than three months, the date which is three months after the first day of such Interest Period, (iii) as to any CD Loan, the last day of the applicable Interest Period and, if such Interest Period is longer than 90 days, the date which is 90 days after the first day of such Interest Period, and (iv) with respect to any Competitive Bid Loan, the maturity date for such Competitive Bid Loan established pursuant to the Competitive Bid Borrowing Request with respect thereto delivered under paragraph 2.3, and if the Interest Period with respect thereto exceeds 90 days, the date which is 90 days after the first day of such Interest Period.

      "Interest Period": (a) with respect to any Eurodollar or CD Loan comprising the same R/C Borrowing requested by the Company:

            (i) initially, the period commencing on the Borrowing Date or Conversion Date with respect to such Eurodollar or CD Loan and ending one, two, three or six months, or 30, 60, 90 or 180 days, as the case may be, thereafter, as selected by the Company in its irrevocable notice of borrowing given pursuant to paragraph 2.2 or its irrevocable notice of conversion as given pursuant to paragraph 2.7; and

            (ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurodollar or CD Loan and ending one, two, three or six months, or 30, 60, 90 or 180 days, as the case may be, thereafter, as selected by the Company in its irrevocable notice of conversion given pursuant to paragraph 2.7;

            (b) with respect to any Competitive Bid Loan comprising the same Competitive Bid Borrowing, the period commencing on the Borrowing Date with respect to such Competitive Bid Loan and ending not less than 7 days or more than 180 days as specified in the Competitive Bid Borrowing Request with respect thereto given pursuant to paragraph 2.3;

provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following:

            (i) if any Interest Period pertaining to a Eurodollar or CD Loan would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

            (ii) if, with respect to any borrowing or the conversion of any R/C Loan, the Company shall fail to give due notice as provided in paragraph
      2.2 or 2.7, as the case may be, the Company shall be deemed to have selected the Base Rate for such R/C Loan or such R/C Loan shall be automatically converted to a Base Rate Loan upon the expiration of the Interest Period with respect thereto;

            (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

            (iv) no Interest Period selected in respect of any Loan shall end after the Termination Date, as the same may be extended pursuant to paragraph 2.18; and

            (v) the Company shall select Interest Periods so as not to have more than five different Interest Periods outstanding at any one time.

      "Joint Venture Subsidiary": any Subsidiary of which the Company or any Subsidiary of the Company, directly or indirectly, owns or controls less than 80% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency.

      "L/C Issuance Request": as defined in paragraph 2.20(b).

      "L/C Issuing Bank": BNY.

      "Letter of Credit" and "Letters of Credit": as defined in paragraph
2.20(a).

      "Letter of Credit Exposure": at a particular date, the sum of (i) the undrawn face amounts of the Letters of Credit at such date and (ii) the aggregate unpaid reimbursement obligations in respect of the Letters of Credit at such date (after giving effect to any R/C Loans made on such date to pay any such reimbursement obligations).

      "Letter of Credit Participation Fee": as defined in paragraph 2.23(b).

      "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing.

      "Loan": an R/C Loan or a Competitive Bid Loan, as the case may be.

      "Loan Documents": collectively, this Agreement, the Letters of Credit, the Applications for Letters of Credit and the Notes.

      "Loans": R/C Loans and Competitive Bid Loans, collectively.

      "Material Adverse Change": a material adverse change in the operations or financial condition of the Company and its Subsidiaries taken as a whole.

      "Material Adverse Effect": a material adverse effect on the operations or financial condition of the Company and its Subsidiaries taken as a whole.

      "Margin Stock": any "margin stock", as said term is defined in Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

      "Material Subsidiary": Energy; Ogden Services Corporation, a Delaware corporation; Ogden Financial Services, Inc., a Delaware corporation; any successor to any of the foregoing by merger, consolidation, amalgamation, reorganization, recapitalization, liquidation, or any similar transaction; and any other Subsidiary (other than a Subsidiary whose assets are financed with debt which is limited in recourse to such Subsidiary or to the assets being financed with the proceeds of such debt and any Property or contract rights related to such assets or revenues attributable thereto) which, at any time during the Commitment Period, has a Shareholders' Equity equal to or greater than $60,000,000.

      "Material Subsidiary Group": at any time, one or more Subsidiaries (other than a Subsidiary whose assets are financed with debt which is limited in recourse to such Subsidiary or to the assets being financed with the proceeds of such debt and any Property or contract rights related to such assets or revenues attributable thereto) which have singly or in the aggregate a Shareholders' Equity equal to or greater than $60,000,000. For purposes of determining whether one of the events described in paragraphs 9.1(g) or (h) has occurred with respect to a Material Subsidiary Group, the Shareholders' Equity of each Subsidiary as of the most recent fiscal year-end of such Subsidiary with respect to which one of such events has occurred and is continuing shall be aggregated from the Effective Date to the Termination Date.

      "Moody's": Moody's Investors Service, Inc., or any successor thereto.

      "Multiemployer Plan": a Plan which is a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

      "Nonconsenting Lender": as defined in paragraph 2.18.

      "Note and Notes": as defined in paragraph 2.4.

      "Operating Income": net income before income taxes and minority interests of the Company and its Subsidiaries from continuing operations, determined on a Consolidated basis in accordance with GAAP.

      "Participating Lender": as defined in paragraph 2.3.

      "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Body succeeding to the functions thereof.

      "Permitted Liens":

            (i) any Lien on any Property securing Indebtedness incurred or assumed for the purpose of financing all or any part of the acquisition cost or construction cost of such Property, to the extent that such Lien does not extend to any other Property;

            (ii) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provision (in the opinion of an authorized financial officer of the Company) shall have been established on the books of the Company;

            (iii) statutory Liens of landlords and Liens securing claims of contractors, subcontractors, suppliers of goods, materials, equipment or services, or laborers or other like Liens arising in the ordinary course of business for amounts not yet due or which are being contested in good faith and with respect to which adequate reserves or other appropriate provision (in the opinion of an authorized financial officer of the Company) shall have been established on the books of the Company;

            (iv) Liens (other than any Lien imposed by ERISA) incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety bonds, appeal and release bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

            (v) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries;

            (vi) Liens existing on any Property prior to the acquisition thereof, or prior to the acquisition of the Person which owns such Property, by the Company or any of its Subsidiaries, in each case which Lien was not created in contemplation of such acquisition;

            (vii) Liens on any Property or contract rights related to such Property and to revenues attributable thereto, in each case of a Subsidiary where such Property or contract right is financed with debt which is limited in recourse to such Subsidiary or to the assets being financed with the proceeds of such debt and any Property or contract rights related to such assets or revenues attributable thereto;

            (viii) Liens on assets of a Subsidiary which operates primarily as a finance company or a leasing company, including, but not limited to Subsidiaries in the business of investing in securities and/or financing for third parties, incurred in the ordinary course of such leasing or financing business;

            (ix) any other Liens, up to an amount not to exceed 20% of the Company's Shareholders' Equity; and

            (x) extensions, renewals or replacements of any Lien referred to in clauses (i) through (viii) above, but only to the extent that (a) the principal amount of the Indebtedness or obligation secured thereby is not increased, and
(b) any such extension, renewal or replacement is limited to the Property originally encumbered thereby.

      "Permitted Subsidiary Indebtedness": all Indebtedness of Subsidiaries which is includible as a liability on a Consolidated Balance Sheet of the Company prepared in accordance with GAAP, provided, however, that Permitted Subsidiary Indebtedness shall be limited to:

            (i) Indebtedness of any Subsidiary existing on the Effective Date as set forth on Schedule 1.1p;

            (ii) Indebtedness of any Subsidiary: (a) that is incurred by a non-operating special purpose Subsidiary, (b) the payment of which is guaranteed, directly or indirectly by the Company, and (c) the proceeds of which are loaned by such Subsidiary to the Company (i) on terms of subordination no less favorable to the Lenders than the subordination provisions set forth in Exhibit B to the Agency Agreement (to the extent that such provisions are in favor of holders of Senior Indebtedness as defined in the Agency Agreement) as in effect on the Effective Date and without giving effect to any amendments thereto which may detract or derogate from the rights of the holders of Senior Indebtedness, or (ii) on other terms of subordination satisfactory to the Lenders in form and substance, and which is immediately repaid upon the repayment of such loan by the Company;

            (iii) Indebtedness of any Subsidiary that is secured by a Permitted Lien;

            (iv) Unsecured, non-revolving Indebtedness of any Subsidiary which is created in connection with the acquisition or construction of Property for use in the ordinary course of the business of such Subsidiary;

            (v) Indebtedness of any Person existing at the time such Person becomes a Subsidiary;

            (vi) Indebtedness of any Subsidiary arising out of a lease, conditional sale or other, similar arrangement in respect of Property used in the ordinary course of the business of such Subsidiary;

            (vii) Any renewal, extension or refinancing of any Indebtedness set forth in subparagraphs (i) through (vi) above, except that, with respect to any revolving Indebtedness included in subparagraph (v) above of a Person that becomes a Subsidiary and is not a Joint Venture Subsidiary, such revolving Indebtedness shall not be maintained, renewed, extended or refinanced beyond six months from the date of the acquisition of such Subsidiary; and

            (viii) Other Indebtedness of Subsidiaries not exceeding an aggregate amount at any time outstanding of $50,000,000.

      "Person": an individual, a partnership, a corporation, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Body or any other entity of whatever nature.

      "Plan": any pension plan which is covered by Title IV of ERISA and which is maintained by or to which contributions are made by the Company, a Subsidiary or an ERISA Affiliate or in respect of which the Company, a Subsidiary or an ERISA Affiliate has or may have any liability.

      "Pricing Level I": any time when the Senior Debt Rating of the Company by
(x) S&P is A- or higher or (y) Moody's is A3 or higher.

      "Pricing Level II": any time when (i) the Senior Debt Rating of the Company by (x) S&P is BBB+ or higher or (y) Moody's is Baa1 or higher and (ii) Pricing Level I does not apply.

      "Pricing Level III": any time when (i) the Senior Debt Rating of the Company by (x) S&P is BBB or higher or (y) Moody's is Baa2 or higher and (ii) neither Pricing Level I nor Pricing Level II applies.

      "Pricing Level IV": any time when (i) the Senior Debt Rating of the Company by (x) S&P is BBB- or higher or (y) Moody's is Baa3 or higher and (ii) none of Pricing Level I, Pricing Level II or Pricing Level III applies.

      "Pricing Level V": any time when none of Pricing Level I, Pricing Level II, Pricing Level III or Pricing Level IV applies.

      "Property": all types of real, personal, tangible, intangible or mixed property.

      "Proposed Bid Rate": as applied to any Remaining Interest Period with respect to a Lender's Competitive Bid Loan, the rate per annum that such Lender in good faith would have quoted to the Company had the Company requested that such Lender offer to make a Competitive Bid Loan on the first day of such Remaining Interest Period, assuming no Default or Event of Default existed on such day and that the Company had the right to borrow hereunder on such day; such rate to be determined by such Lender in good faith in its sole discretion.

      "R/C Borrowing": a borrowing of principal amounts pursuant to paragraph
2.2 consisting of R/C Loans of the same Type made by each Lender.

      "R/C Borrowing Request": a borrowing request in the form of Exhibit B.

      "R/C Loans": Loans made as Base Rate Loans, Eurodollar Loans or CD Loans pursuant to paragraph 2.1.

      "Reallocated Commitment Percentage": as defined in paragraph 2.18.

      "Reimbursement Obligation": the obligation of the Company to reimburse the Issuing Bank for amounts drawn under a Letter of Credit.

      "Reference Lenders": BNY, The Chase Manhattan Bank and Union Bank of Switzerland.

      "Remaining Interest Period": (i) in the event that the Company shall not for any reason borrow after it shall have notified the Agent of its intent to do so and shall have requested a Eurodollar or CD Loan pursuant to paragraph 2.2 or accepted one or more offers of Competitive Bid Loans under paragraph 2.3, a period equal to the Interest Period that the Company elected in respect of such Eurodollar or CD Loan or Competitive Bid Loans; (ii) in the event that a Eurodollar or CD Loan or Competitive Bid Loan shall terminate for any reason prior to the last day of the Interest Period applicable thereto, a period equal to the remaining portion of such Interest Period if such Interest Period had not been so terminated; or (iii) in the event that the Company shall prepay or repay all or any part of the principal amount of a Eurodollar or CD Loan or Competitive Bid Loan prior to the last day of the Interest Period applicable thereto, a period equal to the period from and including the date of such prepayment or repayment to but excluding the last day of such Interest Period.

      "Rent Expense": expense of the Company and its Subsidiaries on a Consolidated basis under leases which, pursuant to GAAP, would be considered to be operating leases. "Rent Expense" shall not be construed to include amounts based on or in respect of (i) contingent factors (principally sales) in excess of minimum rentals under leases of the Company or its Subsidiaries, (ii) certain payments, set forth on Schedule 1.1(r), in connection with a waste-to-energy plant located in Tulsa, Oklahoma and a hydroelectric plant located in New Martinsville, West Virginia, and (iii) Rent Expense of the Company which is similar in nature to the Rent Expense described in clause (ii) above and which the Required Lenders, at the request of the Company, have agreed to exclude.

      "Replacement Lender": as defined in paragraph 2.18.

      "Reportable Event": any event described in Section 4043(b) of ERISA, other than an event (excluding an event described in Section 4043(b)(i) relating to tax disqualification) with respect to which the 30-day notice requirement has been waived.

      "Required Lenders": at any time when no Loans are outstanding (whether or not Letters of Credit are then outstanding) or there are both R/C Loans and Competitive Bid Loans outstanding, Lenders having Commitments equal to more than 66 2/3% of the Aggregate Commitments. At any time when only R/C Loans are outstanding (whether or not Letters of Credit are then outstanding), Lenders holding Notes having an unpaid principal balance equal to more than 66 2/3% of the aggregate Loans outstanding. At any time when only Competitive Bid Loans are outstanding (whether or not Letters of Credit are then outstanding), Lenders having Commitments equal to more than 66 2/3% of the Aggregate Commitments (whether used or unused), except that for purposes of paragraph 9.2(a)(i) and paragraphs 9.2(a)(ii)(B), the term "Required Lenders" shall mean Lenders holding more than 66 2/3% of the outstanding Competitive Bid Loans if no Letters of Credit are then outstanding, but if Letters of Credit are also then outstanding, such term shall mean Lenders holding more than 66 2/3% of the outstanding Competitive Bid Loans and Lenders having more than 66 2/3 of the Letter of Credit Exposure.

      "Securities Exchange Act": the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      "Senior Debt Rating": the Company's long term senior unsecured debt rating or implied long term senior unsecured debt rating by Moody's Investors Service, Inc. and Standard & Poor's Corporation.

      "Shareholders' Equity": all amounts which would, in conformity with GAAP, be included under shareholders' equity on a Consolidated balance sheet.

      "Single Employer Plan": any Plan which is not a Multiemployer Plan.

      "S&P": Standard & Poor's Ratings Services, a division of The McGraw- Hill Companies, Inc., or any successor thereto.

      "Special Counsel": Emmet, Marvin & Martin LLP.

      "Statutory Reserves": the quotient (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%), obtained by dividing (i) the number one by (ii) the number one minus the aggregate of the reserve percentages expressed as a decimal established by the Board of Governors of the Federal Reserve System and any other banking authority to which BNY is subject for new non-personal negotiable time deposits in Dollars over $100,000 with maturities approximately equal to the Interest Period pertaining to the CD Loan in question, such reserve percentages including, without limitation, those imposed under Regulation D of said Board of Governors.

      "Stock": any and all shares, interests, participations, warrants or other equivalents (however designated) of corporate stock.

      "Subordinated Indebtedness": at any time, the following Indebtedness:

            (a) the then outstanding principal amount of Indebtedness of the Company evidenced by (i) the 6% Convertible Subordinated Debentures Due 2002, and (ii) the 5 3/4% Convertible Subordinated Debentures Due 2002; and

            (b) the principal amount of additional Indebtedness then outstanding incurred after March 31,1997 for which the Company is directly or primarily obligated and the payment of which is, by the terms thereof, subordinated to the obligations of the Company under the Notes (i) by subordination provisions no less favorable to the Lenders than the subordination provisions set forth in Exhibit B to the Agency Agreement (to the extent that such provisions are in favor of holders of Senior Indebtedness as defined in the Agency Agreement) as in effect on the Effective Date and without giving effect to any amendments thereto which may detract or derogate from the rights of the holders of Senior Indebtedness, or (ii) by other subordination provisions satisfactory to the Lenders in form and substance.

      "Subsidiary": any corporation, association, partnership, limited liability company, joint venture or other business entity of which the Company or any Subsidiary of the Company, directly or indirectly, owns or controls more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency.

      "Substitute Lender": as defined in paragraph 2.19.

      "Taxes": any present or future income, stamp or other taxes, levies, imposts, duties, fees, assessments, deductions, withholdings, or other charges of whatever nature, now or hereafter imposed, levied, collected, withheld, or assessed by any Governmental Body.

      "Termination Date": July 1, 2002 or any date subsequent thereto resulting from an extension of the Termination Date pursuant to paragraph 2.18.

      "Transaction Record": as defined in paragraph 2.17.

      "Type": R/C Loans made hereunder as Base Rate Loans, Eurodollar Loans or CD Loans, as the case may be.

      1.2   Other Definitional Provisions.

            (a) All terms defined in this Agreement shall have the meanings given such terms herein when used in the Loan Documents or any certificate or other document made or delivered pursuant thereto, unless otherwise defined therein.

            (b) As used in the Loan Documents and in any certificate or other document made or delivered pursuant thereto, accounting terms relating to the Company not defined in paragraph 1.1, and accounting terms partly defined in paragraph 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

            (c) The words "hereof", "herein", "hereto" and "hereunder" and similar words when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and paragraph, schedule and exhibit references contained herein shall refer to paragraphs hereof or schedules or exhibits hereto unless otherwise expressly provided herein.

            (d) The word "or" shall not be exclusive; "may not" is prohibitive and not permissive; and the singular includes the plural.


2.    AMOUNT AND TERMS OF LOANS

      2.1   R/C Loans.

            Subject to the terms and conditions of this Agreement, each Lender severally agrees to make R/C Loans to the Company from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed such Lender's Commitment, provided that the aggregate unpaid principal balance of all R/C Loans and Competitive Bid Loans at any one time outstanding, plus the Letter of Credit Exposure at such time, shall not exceed the Aggregate Commitments. During such period, the Company may borrow, prepay in whole or in part and reborrow under the Commitments, all in accordance with the terms and conditions hereof. Subject to the provisions of paragraphs 2.3 and 2.7, R/C Loans may be (a) Base Rate Loans, (b) Eurodollar Loans, (c) CD Loans, or any combination thereof.

      2.2   Procedure for R/C Borrowings.

            (a) The Company may borrow R/C Loans on any Business Day occurring on or after the Effective Date and ending on the Termination Date, by giving the Agent an irrevocable telephonic (to be promptly confirmed in writing) or fax or other written notice of borrowing (each an "R/C Borrowing Request") no later than 11:00 A.M., New York City time, three Business Days prior to each requested Borrowing Date, in the case of Eurodollar and CD Loans, and no later than 11:00 A.M., New York City time, two Business days prior to the requested Borrowing Date, in the case of Base Rate Loans, specifying (i) the aggregate amount to be borrowed under the Aggregate Commitments, (ii) the requested Borrowing Date,
(iii) whether the borrowing is to be of Eurodollar Loans, CD Loans, Base Rate Loans, or a combination thereof, and (iv) if the borrowing is to be of Eurodollar or CD Loans, the length of the initial Interest Period for such Loans. Each borrowing of Eurodollar Loans or CD Loans comprising all or a portion of an R/C Borrowing shall be in an aggregate principal amount equal to $5,000,000 or such amount plus a whole multiple of $1,000,000. Each borrowing of Base Rate Loans comprising all or a portion of an R/C Borrowing shall be in an aggregate principal amount equal to $1,000,000 or such amount plus a whole multiple thereof or, if less, the unused amount of the Aggregate Commitments. Upon receipt of each notice of borrowing from the Company, the Agent shall promptly notify each Lender thereof. Subject to its receipt of the notice referred to in the preceding sentence, each Lender will make the amount of its Commitment Percentage of each R/C Borrowing available to the Agent for the account of the Company at the office of the Agent set forth in paragraph 11.2 not later than 12:00 Noon, New York City time, on the R/C Borrowing Date requested by the Company, in funds immediately available to the Agent at such office. The amounts so made available to the Agent on a Borrowing Date will then, subject to the satisfaction of the terms and conditions of this Agreement as determined by the Agent, be made available on such date to the Company by the Agent at the office of the Agent specified in paragraph 11.2 by crediting the account of the Company on the books of such office with the aggregate of said amounts in like funds as received by the Agent. In the event of any inconsistency between the provisions of this paragraph 2.2(a) and paragraphs 2.20, 2.21 and 2.22 with respect to R/C Loans made pursuant to paragraph 2.21 to reimburse the L/C Issuing Bank for amounts paid by the L/C Issuing Bank under Letters of Credit, the provisions of paragraphs 2.20, 2.21 and 2.22 shall control.

            (b) Unless the Agent shall have received prior notice from a Lender (by telephone or otherwise, such notice to be confirmed by fax or other writing) that such Lender will not make available to the Agent such Lenders' pro rata share of the R/C Loans requested by the Company, the Agent may assume that such Lender has made such share available to the Agent on such Borrowing Date in accordance with this paragraph, provided that such Lender received notice of the proposed R/C Borrowing from the Agent, and the Agent may, in reliance upon such assumption, make available to the Company on such Borrowing Date a corresponding amount. If and to the extent such Lender shall not have so made such pro rata share available to the Agent, such Lender and the Company severally agree to pay without duplication to the Agent forthwith on demand such corresponding amount (to the extent not previously paid by the other), together with interest thereon for each day from the date such amount is made available to the Company until the date such amount is paid to the Agent, at a rate per annum equal to, in the case of the Company, the applicable interest rate set forth in paragraph 2.8, and, in the case of such Lender, the Federal Funds Rate in effect on each such day (as determined by the Agent). Such payment by the Company, however, shall be without prejudice to its rights against such Lender. If such Lender shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Lender's R/C Loan as part of such R/C Loans for purposes of this Agreement, which R/C Loan shall be deemed to have been made by such Lender on the Borrowing Date applicable to such R/C Loans.

      2.3 Competitive Bid Loans and Procedure for Competitive Bid Borrowings.

            (a) Subject to the terms and conditions of this Agreement, each Lender severally agrees that the Company may effect Competitive Bid Borrowings under this paragraph 2.3 from time to time on any Business Day during the period from the Effective Date until the date occurring 30 days prior to the Termination Date in the manner set forth below, provided, however, that at no time shall the outstanding principal balance of Competitive Bid Loans outstanding hereunder exceed the Aggregate Commitments less the sum of (i) the outstanding principal balance of all R/C Loans, if any, then outstanding and
(ii) the Letter of Credit Exposure at such time.

                  (i) The Company may request a Competitive Bid Borrowing under this paragraph 2.3 by giving to the Agent, not later than 10:00 A.M. (New York City time) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, a notice (each, a "Competitive Bid Borrowing Request"), specifying the proposed date and aggregate amount (which shall not be less than $5,000,000 or such amount plus a whole multiple $1,000,000, or, if less, the unused amount of the Aggregate Commitments) of the proposed Competitive Bid Borrowing, the proposed Interest Period for each Competitive Bid Loan to be made as part of such Competitive Bid Borrowing (which Interest Period shall comply with the applicable provisions of the definition of "Interest Period"), the Interest Payment Date or Dates relating thereto, and such other terms to be applicable to such Competitive Bid Borrowing as the Company may specify. The Agent shall promptly notify (by telex or fax) each Lender of each Competitive Bid Borrowing Request received by it and the terms contained in such Request.

                  (ii) Each Lender shall, if, in its sole discretion, it elects so to do, irrevocably offer to make one or more Competitive Bid Loans to the Company as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying (by telephone or fax (in the case of telephone, immediately confirmed by fax)) the Agent, before 10:00 A.M. (New York City time) three Business Days before the Borrowing Date of such proposed Competitive Bid Borrowing of the minimum amount and maximum amount of each Competitive Bid Loan which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts may, subject to the proviso to the first sentence of this paragraph 2.3, exceed such Lender's Commitment), the rate or rates of interest therefor and such Lender's Applicable Lending Office with respect to such Competitive Bid Loan. The Agent shall notify the Company of all such offers before 10:30 A.M. three Business Days before such proposed Borrowing Date, provided that if BNY in its capacity as a Lender shall in its sole discretion elect to make any such offer, it shall notify the Company of such offer before 9:30 A.M. (New York City time) three Business Days before such proposed Borrowing Date. If any Lender other than BNY shall fail to notify the Agent before 10:00 A.M., and if BNY in its capacity as a Lender shall fail to notify the Company before 9:30 A.M. (New York City time), three Business Days before the proposed Borrowing Date, that it elects to make such an offer, such Lender shall be deemed to have elected not to make such an offer and such Lender shall not be obligated to, and shall not, make any Competitive Bid Loan as part of such Competitive Bid Borrowing. Any offer submitted after the time required above shall be disregarded by the Agent unless such offer is submitted to correct a manifest error in a prior offer.

                  (iii) The Company shall, before 12:00 noon (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, either

                  (A) cancel such  Competitive  Bid Borrowing  Request by
            notice to the Agent to that effect, or

                  (B) in its sole discretion, irrevocably accept one or more of the offers made by any Lender or Lenders pursuant to (ii) above, in ascending order of the rates offered therefor, by giving notice to the Agent of the amount of each Competitive Bid Loan (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Company by the Agent on behalf of such Lender for such Competitive Bid Loan pursuant to (ii) above) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to (ii) above, by giving the Agent notice to that effect, provided, however, that the aggregate amount of such offers accepted by the Company shall be equal at least to $5,000,000. If offers for Competitive Bid Loans at the same interest rate are made by two or more Lenders for a greater aggregate minimum principal amount than the amount in respect of which offers for Competitive Bid Loans are accepted by the Company at such interest rate, the principal amount of Competitive Bid Loans accepted at such interest rate shall be allocated by the Company among such Lenders as nearly as possible in proportion to the respective minimum principal amounts offered by such Lenders. No such Lender shall be obligated to make such Competitive Bid Loan in a principal amount less than the minimum amount offered by such Lender without consenting to such lesser amount. If any Lender declines to make a Competitive Bid Loan at such lesser amount, the Company shall be entitled in its sole discretion to determine which of such offers at the same interest rate it shall accept.

                  (iv) If the Company notifies the Agent that a Competitive Bid Borrowing Request is cancelled pursuant to (iii)(A) above, the Agent shall give prompt notice (by telex or fax) thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

                  (v) If the Company accepts one or more of the offers made by any Lender or Lenders pursuant to clause (iii)(B) above, the Agent shall, as promptly as practicable on the third Business Day before such proposed Borrowing Date, notify (A) each Lender that has made an offer as described in clause (ii) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether any offer or offers made by such Lender pursuant to clause (ii) above have been accepted by the Company and (B) each Lender that is to make a Competitive Bid Loan as part of such Competitive Bid Borrowing (a "Participating Lender" with respect to such Competitive Bid Borrowing), of the amount of each Loan to be made by such Lender as part of such Competitive Bid Borrowing, together with a specification of the interest rate and Interest Payment Date or Dates in respect of each such Competitive Bid Loan. Each such Participating Lender shall, before 12:00 noon (New York City time) on the date of such Competitive Bid Borrowing make available for the account of its applicable Lending Office to the Agent at its address specified in paragraph 11.2 such Lender's portion of such Competitive Bid Borrowing, in funds immediately available to the Agent at such office. Upon satisfaction of the applicable terms and conditions of this Agreement and after receipt by the Agent of such amount from each such Participating Lender, the Agent will make such amount available on such date to the Company at the office of the Agent specified in paragraph 11.2 by crediting the account of the Company on the books of such office with the aggregate of such amounts, in like funds as received by the Agent, and the Agent will notify each Lender of the amount of such Competitive Bid Borrowing, such Lender's Competitive Bid Reduction resulting therefrom and the date upon which such Competitive Bid Reduction commenced and is anticipated to terminate. After each Competitive Bid Borrowing, if requested by any Lender, the Agent shall within a reasonable time furnish to such Lender such information in respect of such Competitive Bid Borrowing as such Lender shall reasonably request. Unless the Agent shall have received prior notice from a Participating Lender (by telephone or otherwise, such notice to be promptly confirmed by telex, fax or other writing) that such Participating Lender will not make available such Participating Lender's Competitive Bid Loan, the Agent may assume that such Participating Lender has made such Participating Lender's portion of such Competitive Bid Borrowing available to the Agent on such Borrowing Date in accordance with this paragraph, and the Agent may, in reliance upon such assumption, make available to the Company on such Borrowing Date a corresponding amount. If and to the extent such Participating Lender shall not have made such portion available to the Agent, such Participating Lender and the Company severally agree to pay to the Agent forthwith on demand (but without duplication) such corresponding amount with interest thereon for each day from the date such amount is made available to the Company until the date such amount is paid to the Agent at a rate per annum equal to, in the case of the Company, the rate of interest for such Competitive Bid Loan accepted by the Company in its notice to the Agent under paragraph 2.3(a)(iii)(B), and, in the case of such Lender, the Federal Funds Rate in effect on such day (as determined by the Agent). Such payment by the Company, however, shall be without prejudice to its rights against such Participating Lender. If such Participating Lender shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Lender's Competitive Bid Loan as a part of such Competitive Bid Loans for purposes of this Agreement, which Competitive Bid Loan shall be deemed to have been made by such Participating Lender on the Borrowing Date applicable thereto, but without prejudice to the Company's rights against such Participating Lender.

            (b) Within the limits and on the conditions set forth in this paragraph 2.3, the Company may from time to time borrow under this paragraph 2.3, repay pursuant to clause (c) below, and reborrow under this paragraph 2.3.

            (c) The Company shall repay to the Agent for the account of each Participating Lender which has made a Competitive Bid Loan on the maturity date of such Competitive Bid Loan (such maturity date being that specified by the Company for repayment of such Competitive Bid Loan in the related Competitive Bid Borrowing Request delivered pursuant to (a)(i), above) the then unpaid principal amount of such Competitive Bid Loan.

            (d) The Company shall pay interest on the unpaid principal balance of each Competitive Bid Loan from the date of such Competitive Bid Loan to the date the principal amount of such Competitive Bid Loan is repaid in full, at the rate of interest for such Competitive Bid Loan specified by the Participating Lender making such Competitive Bid Loan in its notice with respect thereto delivered pursuant to (a)(ii) above payable on the Interest Payment Date or Dates specified by the Company for such Competitive Bid Loan in the related Competitive Bid Borrowing Request delivered pursuant to (a)(i), above.

      2.4   Notes.

            The R/C Loans and Competitive Bid Loans made by each Lender shall be evidenced by a promissory note of the Company, substantially in the form of Exhibit E, with appropriate insertions therein (each, as indorsed or modified from time to time, including all replacements thereof and substitutions therefor, a "Note" and, collectively with the Notes of all other Lenders, the "Notes"), payable to the order of such Lender and representing the obligation of the Company to pay the lesser of (a) the amount of the Aggregate Commitments or
(b) such lesser amount as shall equal the aggregate unpaid principal balance of all Loans made by such Lender, in each case with interest thereon as prescribed in paragraph 2.8 (it being understood that any Lender may, but is not obligated to, make Competitive Bid Loans in excess of its Commitment and up to the amount of the Aggregate Commitments (less the sum of the outstanding principal balance of the R/C Loans, if any, then outstanding and the Letter of Credit Exposure) as provided in paragraph 2.3(a)(ii)). Each Lender is hereby authorized to record (i) the date and amount of each R/C Loan or Competitive Bid Loan made by such Lender, (ii) its character (in the case of R/C Loans) as a Base Rate Loan, a Eurodollar Loan, a CD Loan, or a combination thereof, (iii) the Interest Period and interest rate applicable to Eurodollar and CD Loans, and
(iv) the date and amount of each conversion of, and each payment or prepayment of principal of, any R/C Loans or Competitive Bid Loans, on the schedule (and any continuations thereof) annexed to and constituting a part of its Note. No failure to so record or any error in so recording shall affect the obligation of the Company to repay the R/C Loans and Competitive Bid Loans, with interest thereon, as herein provided. Each Note shall (1) be dated the first Borrowing Date, (2) be stated to mature on the Termination Date, and (3) bear interest for the period from and including the date thereof on the unpaid principal balance thereof from time to time outstanding at the applicable interest rate or rates per annum determined as provided in paragraph 2.3 or paragraph 2.8. Interest on each Note shall be payable as determined in paragraph 2.3 or as specified in paragraph 2.8.

      2.5   Reduction of Commitments.

            (a) Voluntary Reductions. The Company shall have the right, upon at least five Business Days' prior written notice to the Agent, at any time (but not more than four times in any fiscal year) to reduce permanently the Commitments in whole at any time, or in part from time to time, to an amount not less than the sum of the aggregate principal balance of the R/C Loans and Competitive Bid Loans and the Letter of Credit Exposure then outstanding (after giving effect to any contemporaneous prepayment thereof), without premium or penalty, provided that each partial reduction of the Commitments shall be in an amount equal to $5,000,000 or such amount plus a whole multiple of $1,000,000.

            (b) In General. Reductions of the Commitments shall be applied pro rata according to the Commitment Percentage of each Lender. Simultaneously with each reduction of the Commitments under this paragraph 2.5, the Company shall pay the Facility Fee accrued on the amount by which the Commitments have been reduced. If any prepayment is made under this paragraph 2.5 with respect to any Eurodollar, CD or Competitive Bid Loans, in whole or in part, prior to the last day of the applicable Interest Period, the Company agrees that it shall indemnify the Lenders in accordance with paragraph 2.13. After giving effect to any partial prepayment with respect to Eurodollar, CD or Competitive Bid Loans which were made (whether as the result of a borrowing or a conversion) on the same date and which had the same Interest Period, the outstanding principal balance of such Eurodollar, CD or Competitive Bid Loans shall not be less than (subject to paragraph 2.7) $5,000,000 or such amount plus a whole multiple of $1,000,000.

      2.6   Prepayments of the Loans.

            (a) Voluntary Prepayments. The Company may, at its option, prepay the R/C Loans in whole or in part, without premium or penalty, at any time and from time to time by notifying the Agent at least three Business Days prior to the proposed prepayment date. Each such notice shall be in writing and shall specify the Loans to be prepaid, the amount to be prepaid, and the date of prepayment. Upon receipt of such notice, the Agent shall promptly notify each Lender thereof. If any such notice of the Company is given pursuant to this paragraph 2.6(a), such notice shall be irrevocable and payment of the amount specified in such notice shall be due and payable on the date specified, together with accrued interest to the date of such payment on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or an integral multiple thereof or, if less, the outstanding principal balance of the R/C Loans. After giving effect to any partial prepayment with respect to Eurodollar or CD Loans which were made (whether as the result of a borrowing or a conversion) on the same date and which had the same Interest Period, the outstanding principal amount of such Eurodollar or CD Loans shall not be less than (subject to paragraph 2.7) $5,000,000 or such amount plus a whole multiple of $1,000,000.

            (b) Mandatory Prepayments. The Company shall prepay the Loans in the amounts, if any, and on the dates set forth in paragraph 2.18(a) or paragraph 2.18(b).

            (c) In General. If any prepayment is made under this paragraph 2.6 with respect to any Eurodollar or CD Loans, in whole or in part, prior to the last day of the applicable Interest Period, the Company agrees to indemnify the Lenders in accordance with paragraph 2.13.

      2.7   Conversions.

            (a) With respect to R/C Loans, the Company may elect from time to time to convert Eurodollar or CD Loans to Base Rate Loans by giving the Agent at least two Business Days' prior irrevocable notice of such election, specifying the amount to be so converted, provided, that any such conversion of Eurodollar or CD Loans shall only be made on the last day of the Interest Period applicable thereto. In addition, the Company may elect from time to time to convert Base Rate Loans to Eurodollar or CD Loans or to convert Eurodollar or CD Loans to new Eurodollar or CD Loans by giving the Agent at least three Business Days' prior irrevocable notice of such election, specifying the amount to be so converted and the initial Interest Period relating thereto, provided that any such conversion of Base Rate Loans to Eurodollar or CD Loans shall only be made on a Business Day and any such conversion of Eurodollar or CD Loans to new Eurodollar or CD Loans shall only be made on the last day of the Interest Period applicable to the Eurodollar or CD Loans which are to be converted to such new Eurodollar or CD Loans. The Agent shall promptly provide the Lenders with notice of any such election. Loans may be converted pursuant to this paragraph 2.7(a) in whole or in part, provided that conversions of Base Rate Loans to Eurodollar or CD Loans or Eurodollar or CD Loans to new Eurodollar or CD Loans shall be in an aggregate principal amount of (subject to this paragraph 2.7) $5,000,000 or such amount plus a whole multiple of $1,000,000.

            (b) Notwithstanding anything contained in this paragraph 2.7 to the contrary, no Base Rate Loan may be converted to a Eurodollar or CD Loan, and no Eurodollar or CD Loan may be converted to a new Eurodollar or CD Loan, if the Company or the Agent has knowledge that a Default or an Event of Default has occurred and is continuing at the time the Company shall notify the Agent of its election to so convert, or at the time such Loan is to be so converted. In such event, such Base Rate Loan shall be automatically continued as a Base Rate Loan or such Eurodollar or CD Loan shall be automatically converted to a Base Rate Loan on the last day of the Interest Period applicable to such Eurodollar or CD Loan. If a Default or an Event of Default shall have occurred and be continuing, the Agent shall, at the request of the Required Lenders, notify the Company (by telephone or otherwise) that all, or such lesser amount as the Agent and the Required Lenders shall designate, of the outstanding Eurodollar and CD Loans shall be automatically converted to Base Rate Loans, in which event such Eurodollar and CD Loans shall be automatically converted to Base Rate Loans on the date such notice is given. If any Eurodollar or CD Loan shall be terminated prior to the last day of the Interest Period applicable thereto pursuant to this paragraph 2.7(b), the Company agrees that it shall indemnify the Lenders in accordance with paragraph 2.13.

            (c) Each conversion shall be effected by each Lender by applying the proceeds of the new Base Rate Loan or Eurodollar or CD Loan, as the case may be, to the Loan (or portion thereof) being converted (it being understood that such conversion shall not constitute a borrowing for purposes of paragraphs 4, 5 or
6). Accrued interest on the Loans (or portion thereof) being converted shall be paid by the Company at the time of conversion.

      2.8   Interest Rate and Payment Dates.

            (a) R/C Loans Prior to Maturity. Prior to maturity, the outstanding principal balance of the R/C Loans shall bear interest on the unpaid principal balance thereof at the applicable interest rate or rates per annum set forth below:

--------------------------------------------------------------------------------

             LOAN TYPE                     RATE
             ---------                     ----

             Each Base Rate Loan           Base Rate.

             Each Eurodollar Loan          Eurodollar Rate for the
                                           applicable Interest Period plus
                                           the Applicable Margin.

             Each CD Loan CD Rate for the applicable Interest Period plus the Applicable Margin.

--------------------------------------------------------------------------------

            (b) Late Charges on All Loans. If all or any portion of the principal balance of or interest payable on any of the Loans (whether R/C Loans or Competitive Bid Loans) shall not be paid when due (whether at the stated maturity thereof, by acceleration or otherwise), such overdue balance or amount shall bear interest at a rate per annum equal to the applicable interest rate (as determined under paragraph 2.3 or as set forth in paragraph 2.8(a)) plus 2%, and if any reimbursement of a drawing under a Letter of Credit, or any other amount payable under the Loan Documents, is not paid when due, such overdue amount shall bear interest at a rate per annum equal to Base Rate plus 2%, in all of the foregoing cases from the date of such nonpayment until paid in full (whether before or after the entry of any judgment thereon).

            (c) General. Interest on all Base Rate Loans, to the extent based on the BNY Rate, shall be calculated on the basis of a 365 or 366 day year (as the case may

be), and interest on all Eurodollar Loans, CD Loans, Competitive Bid Loans and Base Rate Loans, to the extent based on the Federal Funds Rate, shall be calculated on the basis of a 360 day year, in all such cases for the actual number of days elapsed. Interest shall be payable in arrears on each Interest Payment Date and upon payment (including prepayment) of the Loans. Any change in the interest rate on a Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate shall become effective. The Agent shall, as soon as practicable, notify the Company and the Lenders of the effective date and the amount of each such change in the Base Rate, but failure to so notify shall not in any manner affect the obligation of the Company to pay interest on the Loans in the amounts and on the dates required. Each determination of the Base Rate or Eurodollar or CD Rate by the Agent pursuant to this Agreement shall be conclusive and binding absent manifest error. At no time shall the interest rate payable on the Loans, together with the Facility Fee and all other fees and other amounts payable hereunder, to the extent the same are construed to constitute interest, exceed the Highest Lawful Rate. If interest payable to a Lender on any date would exceed the maximum amount permitted by the Highest Lawful Rate, such interest payment shall automatically be reduced to such maximum permitted amount, and interest for any subsequent period, to the extent less than the maximum amount permitted for such period by the Highest Lawful Rate, shall be increased by the unpaid amount of such reduction. Any interest actually received for any period in excess of such maximum allowable amount for such period shall be deemed to have been applied as a prepayment of the Loans. The Company acknowledges that to the extent interest payable on the Loans is based on the BNY Rate, the BNY Rate is only one of the bases for computing interest on loans made by the Lenders, and by basing interest payable on the Loans on the BNY Rate, the Lenders have not committed to charge, and the Company has not in any way bargained for, interest based on a lower or the lowest rate at which any Lender may now or in the future make loans to other borrowers.

      2.9   Substituted Interest Rate.

            In the event that (a) the Agent (after consultation with the Reference Lenders) shall have reasonably determined (which determination shall be conclusive and binding upon the Company) that by reason of circumstances affecting the interbank eurodollar market or the domestic certificate of deposit market either adequate and reasonable means do not exist for ascertaining the Eurodollar or CD Rate applicable pursuant to paragraph 2.8 or (b) in the event that Required Lenders shall have notified the Agent that they have determined (which determination shall be conclusive and binding on the Company) that the applicable Eurodollar or CD Rate will not adequately and fairly reflect the cost to the Required Lenders of maintaining or funding loans bearing interest based on such Eurodollar or CD Rate, in either case with respect to proposed Loans that the Company has requested be made as Eurodollar or CD Loans or Eurodollar or CD Loans that will result from the requested conversion of any Loans to Eurodollar or CD Loans (any such Loan being herein called an "Affected Loan"), the Agent shall promptly notify the Company and the Lenders (by telephone or otherwise) of such determination, to be promptly confirmed in writing to the Company on or prior to the requested Borrowing Date for such Affected Loan or the requested Conversion Date of such Loan. If the Agent shall give such notice,
(i) any requested Affected Loan shall be made as a Base Rate Loan, (ii) any Loan that was to have been converted to an Affected Loan shall be converted to or continued as a Base Rate Loan and (iii) any outstanding Affected Loan shall be converted, on the last day of the then current Interest

Period with respect thereto, to a Base Rate Loan. Until any such notice under clause (a) of this paragraph 2.9 has been withdrawn by the Agent (by notice to the Company promptly upon the Agent having determined (after consultation with the Reference Lenders) that such circumstances affecting the interbank eurodollar market or the domestic certificate of deposit market no longer exist and that adequate and reasonable means do exist for determining the Eurodollar or CD Rate, as the case may be, pursuant to paragraph 2.8), no further Eurodollar or CD Loans, as the case may be, shall be made, nor shall the Company have the right to convert any Loans to Eurodollar or CD Loans, as the case may be. Until any such notice under clause (b) of this paragraph 2.9 has been withdrawn by the Agent (by notice to the Company promptly upon the Agent having been notified by the Required Lenders that circumstances no longer render any Loan an Affected Loan), no further Eurodollar or CD Loans, as the case may be, shall be required to be made by the Lenders nor shall the Company have the right to convert any Loan to a Eurodollar or CD Loan, as the case may be.

      2.10  Taxes; Net Payments.

            (a) All payments made by the Company under the Loan Documents shall be made free and clear of, and without reduction for or on account of, any taxes required by law to be withheld from any amounts payable under the Loan Documents. A statement setting forth the calculations of any amounts payable pursuant to this paragraph submitted by a Lender to the Company shall be conclusive absent manifest error.

            (b) Each Lender shall deliver to the Company such certificates, documents or other evidence as the Company may reasonably require from time to time as are necessary to establish that such Lender is not subject to withholding under Section 1441 or 1442 of the Code or as may be necessary to establish, under any law imposing upon the Company hereafter, an obligation to withhold any portion of the payments made by the Company under the Loan Documents, that payments to the Agent on behalf of such Lender are not subject to withholding. Notwithstanding any provision herein to the contrary, the Company shall have no obligation to pay to any Lender any amount which the Company is liable to withhold due to the failure of such Lender to file any statement of exemption required by the Code.

      2.11  Illegality.

            Notwithstanding any other provisions herein, if any law, regulation, treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain its Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans or convert Base Rate Loans or CD Loans to Eurodollar Loans shall forthwith be suspended and (b) such Lender's Loans then outstanding as Eurodollar Loans affected hereby, if any, shall be converted automatically to Base Rate Loans on the last day of the then current Interest Period applicable thereto or earlier if required by law. If the commitment of any Lender with respect to Eurodollar Loans is suspended pursuant to this paragraph and such Lender shall notify the Agent and the Company that it is once again legal for such Lender to make or maintain Eurodollar Loans, such Lender's commitment to make or maintain Eurodollar Loans shall be reinstated.

            2.12  Increased Costs.

            (a) In the event that any law, regulation, treaty or directive hereafter enacted, promulgated, approved or issued or any change in any presently existing law, regulation, treaty or directive therein or in the interpretation or application thereof by any Governmental Body charged with the administration thereof or compliance by any Lender (or any corporation directly or indirectly owning or controlling such Lender) with any request or directive hereafter received from any central bank or other Governmental Body:

                  (i) does or shall subject any Lender to any tax of any kind whatsoever with respect to any Eurodollar or CD Loans or its obligations under this Agreement to make Eurodollar or CD Loans, or Letters of Credit or its issuance thereof or participation therein, or change the basis of taxation of payments to any Lender of principal, interest or any other amount payable hereunder in respect of its Eurodollar or CD Loans or Letters of Credit (except for the imposition of, or change in the rate of, a tax on the overall net income of such Lender); or

                  (ii) does or shall impose, modify or make applicable any reserve, special deposit, compulsory loan, assessment, increased cost or similar requirement against assets held by, or deposits of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender in respect of its Eurodollar or CD Loans or Letters of Credit which is not otherwise included in the determination of the Eurodollar or CD Rate or the Letter of Credit Participation Fee;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing, converting or maintaining its Eurodollar or CD Loans or issuing or participating in the Letters of Credit or its commitment to make such Loans hereunder or to so issue or participate, or to reduce any amount receivable hereunder in respect of its Eurodollar or CD Loans, its Letters of Credit or its participations therein, then, in any such case such Lender shall notify the Company promptly after learning of such increase in cost or reduction of amount stating the reasons therefor and, the Company shall thereafter promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduction in such amount receivable which such Lender reasonably and in good faith deems to be material as determined by such Lender, provided, however, that the Company shall not be obligated to reimburse such Lender for such additional amounts unless such Lender at such time shall be generally assessing such amounts on a non-discriminatory basis against borrowers under agreements having provisions similar to this paragraph. No failure by any Lender to demand compensation for any increased cost shall constitute a waiver of such Lender's right to demand such compensation at any time, provided that the Company shall not be obligated to compensate any Lender for any amount attributable to a period more than 60 days before such Lender demands compensation under this paragraph 2.12(a). A statement setting forth the calculations of any additional amounts payable pursuant to the foregoing sentence submitted by a Lender to the Company shall be conclusive absent manifest error. In the event that a Lender makes a demand for additional amounts pursuant to this paragraph 2.12, such Lender agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for or reduce such additional amount and will not (i) in the judgment of the Agent and such Lender, be otherwise disadvantageous to the Agent or such Lender or (ii) in the judgment of the Company, be otherwise disadvantageous to the Company.

            (b) Without limiting the effect of the foregoing, the Company agrees to pay to each Lender on the last day of each Interest Period for a Eurodollar Loan so long as such Lender is maintaining reserves against "Eurocurrency liabilities" under Regulation D (or, unless the provisions of paragraph (a) above are applicable, so long as such Lender is, by reason of any regulatory change, maintaining reserves against any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Lender which includes any Eurodollar Loans) an additional amount (determined by such Lender and notified to the Company through the Agent) equal to the product of the following for each Eurodollar Loan for each day during such Interest Period:

            (i) the principal balance of such Eurodollar Loan outstanding on such day; and

            (ii) the remainder of (x) a fraction the numerator of which is the rate (expressed as a decimal) at which interest accrues on such Eurodollar Loan for such Interest Period as provided in this Agreement (less the Applicable Margin) and the denominator of which is one minus the effective rate (expressed as a decimal) at which such reserve requirements are imposed on such Lender on such day minus (y) such numerator; and

            (iii) 1/360.

      2.13  Indemnification for Loss.

            Notwithstanding anything contained herein to the contrary, if the Company shall fail to borrow on a Borrowing Date after it shall have given notice to do so and shall have requested a Eurodollar or CD Loan pursuant to paragraph 2.2, or shall have accepted one or more offers of Competitive Bid Loans under paragraph 2.3, or if a Eurodollar Loan, CD Loan or Competitive Bid Loan shall be terminated for any reason prior to the last day of the Interest Period applicable thereto, or if, while a Eurodollar or CD Loan or Competitive Bid Loan is outstanding, any repayment or prepayment of such Eurodollar Loan, CD Loan or Competitive Bid Loan is made for any reason (including, without limitation, as a result of acceleration or illegality) on a date which is prior to the last day of the Interest Period applicable thereto, the Company agrees to indemnify each Lender against, and to pay on demand directly to such Lender, an amount, if greater than zero, equal to:

                             A x (B-C) x D
                                        ---
                                        360

where:

"A" equals such Lender's pro rata share of the Affected Principal Amount;

"B" equals the Eurodollar Rate, CD Rate or rate which such Competitive Bid Loan bears (in each case, expressed as a decimal) applicable to such Loan;

"C" equals the applicable Eurodollar Rate, CD Rate or Proposed Bid Rate (in each case, expressed as a decimal), as the case may be, in effect on or about the first day of the applicable Remaining Interest Period, based on the applicable rates offered on or about such date, for deposits (or, in the case of a Proposed Bid Rate, based on the rate such Lender would have quoted) in an amount equal approximately to such Lender's pro rata share of the Affected Principal Amount with an Interest Period equal approximately to the applicable Remaining Interest Period, as determined by such Lender;

"D" equals the number of days from and including the first day of the applicable Remaining Interest Period to but excluding the last day of such Remaining Interest Period;

and any other out-of-pocket loss or expense (including any internal processing charge customarily charged by such Lender) suffered by such Lender in liquidating deposits prior to maturity in amounts which correspond to such Lender's pro rata share of such proposed borrowing, terminated Eurodollar Loan, CD Loan, Competitive Bid Loan or repayment.

      2.14  Option to Fund.

            Each Lender has indicated that, if the Company elects to borrow or convert to a Eurodollar or CD Loan or to borrow a Competitive Bid Loan, such Lender may wish to purchase one or more deposits in order to fund or maintain its funding of such Loan during the Interest Period in question; it being understood that the provisions of this Agreement relating to such funding are included only for the purpose of determining the rate of interest to be paid on such Eurodollar or CD Loan or Competitive Bid Loan and any amounts owing under paragraphs 2.7, 2.10, 2.11, 2.12, and 2.13. Each Lender shall be entitled to fund and maintain its funding of all or any part of each Eurodollar or CD Loan or Competitive Bid Loan made by it in any manner it sees fit, but all determinations under paragraphs 2.7, 2.10, 2.11, 2.12, and 2.13 shall be made as if such Lender had actually funded and maintained such Eurodollar or CD Loan or Competitive Bid Loan during the applicable Interest Period through the purchase of deposits in an amount equal to such Eurodollar or CD Loan or Competitive Bid Loan and having a maturity corresponding to such Interest Period. The obligations of the Company under paragraphs 2.7, 2.10, 2.11, 2.12, and 2.13 shall survive the termination of the Commitments, the payment of the Notes, the payment of the reimbursement obligations in respect of drawings under the Letters of Credit, and the payment of any other amounts due under the Loan Documents.

      2.15  Use of Proceeds.

            The proceeds of the Loans shall be used for general corporate purposes of the Company, and the Letters of Credit shall be used to support obligations of the Company and/or any of its Subsidiaries (other than, unless otherwise agreed to by the Required Lenders, obligations in respect of Indebtedness for borrowed money extended, or other extensions of credit or credit enhancements made, to the Company and/or any of its Subsidiaries), and the Loans and the Letters of Credit shall conform with the provisions of paragraph 4.12.

      2.16  Capital Adequacy.

            If either (i) the enactment or promulgation of or any change after the date hereof in any law or regulation or in the interpretation thereof by any Governmental Body charged with the administration thereof, or (ii) compliance with any directive, guideline or request from any central bank or Governmental Body (whether or not having the force of law) promulgated or made after the date hereof, affects or would affect the amount of capital required to be maintained by a Lender (or any lending office of such Lender) or any corporation directly or indirectly controlling such Lender, as a result of its Commitment to make and maintain the funding of Loans or issue or participate in the issuance of Letters of Credit hereunder, and such Lender shall have determined that such introduction or change has or would have the effect of reducing the rate of return on such Lender's capital as a result of such Lender having committed to make Loans and issue or participate in Letters of Credit hereunder or having made Loans or issued or participated in Letters of Credit hereunder at a rate of return below that which such Lender could have achieved but for such enactment, promulgation, change or compliance (after taking into account such Lender's policies regarding capital adequacy) by an amount deemed by such Lender to be material, such Lender shall notify the Company promptly after learning of such reduction in such rate of return stating the reasons therefor, and, upon demand by such Lender, the Company shall thereafter promptly pay to such Lender such additional amount or amounts as shall be sufficient to compensate such Lender for such reduction in such rate of return, provided, however, that the Company shall not be obligated to reimburse such Lender for such additional amounts unless such Lender at such time shall be generally assessing such amounts on a non-discriminatory basis against borrowers under agreements having provisions similar to this paragraph. The Company shall not be obligated to compensate any Lender under this paragraph for any amount attributable to a period more than 60 days prior to the date such Lender demands compensation under this paragraph. A statement setting forth the calculations of any amounts payable under this paragraph submitted by a Lender to the Company shall be conclusive absent manifest error.

      2.17  Transaction Record.

            The Agent has established a transaction record (the "Transaction Record") with respect to this Agreement. The Transaction Record sets forth each Lender's Base Rate Loans, Eurodollar Loans, CD Loans and Competitive Bid Loans, the issuance of each Letter of Credit and each Lender's payment of reimbursement obligations with respect thereto, each payment by the Company of principal and interest on the Loans and certain additional information. The Transaction Record shall be presumptively correct absent manifest error as to the amount of each Lender's Loans and as to the amount of principal and interest paid by the Company in respect of such Loans and Letters of Credit and as to the other information relating to the Loans and Letters of Credit and amounts paid and payable by the Company hereunder and under the Notes set forth in such Transaction Record.

      2.18  Extension of Termination Date.

            (a) Provided that no Default or Event of Default exists during the periods set forth below, the Company may request that the Termination Date be extended for an additional one-year period or periods by giving written notice of each such request (each, an "Extension Request") to the Agent and each Lender during the period which is not less than 60 nor more than 90 days prior to any anniversary of the Effective Date, with respect to an extension of one year beyond the then Termination Date; it being understood that not more than two such one-year extensions may be requested. If each Lender consents to an Extension Request within 45 days from the date of such Extension Request (by giving written notice thereof to the Company and the Agent) the Termination Date shall be extended by one year from the then current Termination Date. If Required Lenders do not consent to an Extension Request within such 45-day period, the Termination Date shall not be extended. If Lenders (each a "Nonconsenting Lender") having Commitments equal to 33 1/3% or less of the Aggregate Commitments do not consent to an Extension Request within such 45-day period, the Company may elect to (i) withdraw such Extension Request, or (ii) terminate the Commitment of each Nonconsenting Lender effective on the then current Termination Date with respect to such Nonconsenting Lender, and, on such Date, pay to the Agent for distribution to such Nonconsenting Lender the outstanding principal balance, if any, of the Note of such Nonconsenting Lender, together with any accrued and unpaid interest thereon to the date of such payment, any accrued and unpaid Facility Fee and Letter of Credit Participation Fee due to such Lender, and any amount due to such Lender under paragraph 2.13, whereupon (y) the then current Termination Date shall be extended for one year, and (z) each Nonconsenting Lender shall cease to be a "Lender" for all purposes of this Agreement (except with respect to its rights hereunder to be reimbursed for costs and expenses, and to indemnification with respect to, matters attributable to events, acts or conditions occurring prior to such assumption and purchase) and shall no longer have any obligations hereunder.

      (b) In the event the Company elects to terminate the Commitment of a Nonconsenting Lender under paragraph 2.18(a)(ii) above, the Agent is authorized and directed to amend Exhibit A, effective on the then current Termination Date, and promptly distribute a copy thereof to the Company and the remaining Lenders (the "Consenting Lenders") reflecting the new Commitment Percentage of each Consenting Lender, being the percentage (the "Reallocated Commitment Percentage") that the Commitment of such Consenting Lender bears to the Aggregate Commitments (after giving effect to the termination of each Nonconsenting Lender's Commitment), and the Consenting Lenders agree (subject to their receipt of any mandatory prepayment referred to below), effective on the then current Termination Date, to assume their Reallocated Commitment Percentages of the Letter of Credit Exposure, provided, that if, after giving effect to such assumption, the sum of (i) the outstanding principal balance of the Consenting Lenders' Loans and (ii) the Letter of Credit Exposure would exceed the Aggregate Commitments, then the Company will pay to the Agent on the then current Termination Date for distribution to the Consenting Lenders, an amount sufficient to reduce the outstanding principal balance of the Loans to an amount which, when added to the Letter of Credit Exposure, does not exceed the Aggregate Commitments and each Consenting Lender's Commitment.

      (c) In addition, the Company shall pay to the Agent, for the pro rata account of each Consenting Lender a fee equal to .05% of the Commitment of such Consenting Lender on the then current Termination Date, payable on the Termination Date so extended. Each Lender will use its best efforts to respond promptly to any request for an extension of the Termination Date, provided that no Lender's failure to so respond shall create any claim against it or have the effect of extending the Termination Date of such Lender's Commitment.

      2.19  Substitute Lender.

      If (i) the Company becomes obligated to withhold all or any part of any payments to be made under any Loan Documents to any Lender as a result of conditions described in paragraph 2.10(a), or (ii) the obligation of any Lender to make Eurodollar or CD Loans is suspended pursuant to paragraph 2.9 or 2.11, or (iii) any Lender has demanded compensation under paragraph 2.12(a) or 2.16, then unless such Lender has taken steps to remove or cure, and has removed or cured, the conditions creating the cause of such withholding or the obligation to pay such compensation, the Company shall have the right, provided that no Default or Event of Default shall then exist, with the assistance of the Agent, to seek a substitute bank or banks (each, a "Substitute Lender") (which may be one or more of the Lenders) which is reasonably acceptable to the Agent, to purchase, without recourse to, or warranty by, or expense to, such Lender, the Notes, and to assume the Commitment and, with respect to the Letters of Credit, the reimbursement obligations, of such Lender, for a purchase price equal to the outstanding principal balance of the Notes payable to such Lender, plus any accrued and unpaid interest thereon, Facility Fee in respect of such Lender's Commitment and any amount which would be due to such Lender under paragraph 2.13 had the Company paid such Lender's Notes, and upon such purchase and assumption, such Lender shall no longer be a party hereto or, except as provided below, have any rights hereunder and such Substitute Lender shall succeed to the rights of such Lender. Notwithstanding anything to the contrary contained herein, and without prejudice to the survival of any other agreement of the Company hereunder, the agreements of the Company contained in paragraphs 2.3, 2.12, 2.16 and 11.5 shall survive for the benefit of any Lender replaced under this paragraph with respect to the time prior to such replacement. In addition, such Lender shall be entitled to receive the additional amounts to which it would be entitled pursuant to paragraphs 2.12 and 2.16 had it not been replaced pursuant hereto.

      2.20  Letter of Credit Sub-Facility.

            (a) Subject to the terms and conditions of this Agreement, the L/C Issuing Bank agrees, in reliance on the agreement of the other Lenders set forth in paragraph 2.21, to issue standby letters of credit (the "Letters of Credit"; each, individually, a "Letter of Credit") during the period from the Effective Date to the date occurring 90 days prior to the Termination Date for the account of the Company. The amount of each Letter of Credit shall not be less than $500,000, and the aggregate amount of all Letters of Credit at any one time outstanding shall not exceed the lesser of (i) $30,000,000 or (ii) the difference between the Aggregate Commitments then in effect less the aggregate outstanding Loans. Each Letter of Credit issued pursuant to this paragraph 2.20 shall have an expiration date which shall be not later than the earlier of the Termination Date or the date which is one year after the date of issuance thereof. No

Letter of Credit shall be issued if the Agent shall have determined that the conditions set forth in paragraphs 5 and 6 have not been satisfied.

            (b) Each Letter of Credit may be issued for the account of the Company, in accordance with the provisions of paragraph 2.15, in support of an obligation of the Company and/or any of its Subsidiaries in favor of a beneficiary who has required the issuance of such Letter of Credit as a condition to a transaction entered into in the ordinary course of the Company's or such Subsidiary's business. The Company shall give the Agent an irrevocable telephonic or fax (to be promptly confirmed in writing) or written request (each an "L/C Issuance Request" in the form of Exhibit D) for the issuance of each Letter of Credit by 10:00 A.M., New York City time, at least three Business Days prior to the requested date of issuance. Each L/C Issuance Request shall be accompanied by the L/C Issuing Bank's standard Application and Agreement for Standby Letter of Credit (each an "Application for Letter of Credit"), executed by a duly authorized officer of the Company, and shall specify (i) the beneficiary of such Letter of Credit and the obligations of the Company or its Subsidiary in respect of which such Letter of Credit is to be issued, (ii) the Company's proposal as to the conditions under which a drawing may be made under such Letter of Credit and the documentation to be required in respect thereof,
(iii) the maximum amount to be available under such Letter of Credit, and (iv) the requested dates of issuance and expiration thereof. Upon receipt of such L/C Issuance Request from the Company, the Agent shall promptly notify the L/C Issuing Bank and each other Lender thereof. The L/C Issuing Bank shall, on the proposed date of issuance and subject to the other terms and conditions of this Agreement, issue the requested Letter of Credit. Each Letter of Credit shall be in form and substance satisfactory to the L/C Issuing Bank, with such provisions with respect to the conditions under which a drawing may be made thereunder and the documentation required in respect of such drawing as the L/C Issuing Bank shall require.

            (c) Each payment by the L/C Issuing Bank of a draft drawn under a Letter of Credit shall give rise to an obligation on the part of the Company to reimburse the L/C Issuing Bank immediately for the amount thereof. If the Company shall have failed to reimburse the L/C Issuing Bank in full on or before 12:00 noon, New York City time, on the date the L/C Issuing Bank shall make payment on a draft drawn under a Letter of Credit, the Company's obligations to make such reimbursement shall be satisfied by the automatic making of an R/C Loan, in accordance with paragraph 2.2, by each Lender under its Note in the principal amount equal to its Commitment Percentage of the amount of such draft paid by the L/C Issuing Bank. The Company shall be deemed to have elected that each such Loan be made initially as a Base Rate Loan. The Agent agrees to notify the L/C Issuing Bank, each Lender and the Company of the making of each such Loan, and the Company, subject to the provisions of this Agreement with respect thereto, thereafter shall be entitled to convert each such Loan to a Loan of another Type.

      2.21  Letter of Credit Participation and Funding Commitments.

            (a) Each Lender hereby unconditionally and irrevocably, severally for itself only and without any notice to or the taking of any action by such Lender, takes an undivided participating interest in the obligations of the L/C Issuing Bank under and in connection with each Letter of Credit in an amount equal to such Lender's Commitment

Percentage of the amount of such Letter of Credit. Each Lender shall be liable to the L/C Issuing Bank for its Commitment Percentage of the unreimbursed amount of any draft drawn and honored under each Letter of Credit. Each Lender shall also be liable for an amount equal to the product of its Commitment Percentage and any amounts paid by the Company pursuant to paragraph 2.22 that are subsequently rescinded or avoided, or must otherwise be restored or returned. Such liabilities shall be unconditional and without regard to the occurrence of any Default or Event of Default or the compliance by the Company with any of its obligations under this Agreement. Each payment by a Lender of such Commitment Percentage or of any amounts so rescinded, avoided, restored or returned shall be treated as the making by such Lender of an automatic R/C Loan.

            (b) The Agent will promptly notify each Lender (which notice shall be promptly confirmed in writing) of the date and the amount of any draft presented under any Letter of Credit with respect to which full reimbursement of payment is not made by the Company, and forthwith upon receipt of such notice, such Lender (other than the L/C Issuing Bank) shall make available to the Agent for the account of the L/C Issuing Bank its Commitment Percentage of the amount of such unreimbursed draft (which shall constitute such Lender's R/C Loan) at the office of the Agent specified in paragraph 11.2, in lawful money of the United States and in immediately available funds, before 4:00 P.M., New York City time, on the day such notice was given by the Agent, if the relevant notice was given by the Agent at or prior to 1:00 P.M., New York City time, on such day, and before 12:00 noon, New York City time, on the next succeeding Business Day, if the relevant notice was given by the Agent after 1:00 P.M., New York City time, on such day. The Agent shall distribute the payments made by each Lender (other than the L/C Issuing Bank) pursuant to the immediately preceding sentence to the L/C Issuing Bank promptly upon receipt thereof in like funds as received. Each Lender shall indemnify and hold harmless the Agent and the L/C Issuing Bank from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) resulting from any failure on the part of such Lender to provide, or from any delay in providing, the Agent with such Lender's Commitment Percentage of the amount of any payment made by the L/C Issuing Bank under a Letter of Credit in accordance with this clause (b) (except in respect of losses, liabilities or other obligations suffered by the Agent or the L/C Issuing Bank resulting from the gross negligence or willful misconduct of the Agent or the L/C Issuing Bank). If a Lender does not make available to the Agent when due such Lender's Commitment Percentage of any unreimbursed payment made by the L/C Issuing Bank under a Letter of Credit (other than payments made by the L/C Issuing Bank by reason of its gross negligence or willful misconduct), such Lender shall be required to pay interest to the Agent for the account of the L/C Issuing Bank on such Lender's Commitment Percentage of such payment at a rate of interest per annum equal to the Federal Funds Rate from the date such Lender's payment is due until the date it is received by the Agent. The Agent shall distribute such interest payments to the L/C Issuing Bank upon receipt thereof in like funds as received. If the Agent receives a Lender's Commitment Percentage of any unreimbursed payment under a Letter of Credit after the date when due and the Agent receives interest on any late payment from such Lender in accordance with the provisions of the preceding sentence, such Lender's R/C Loan shall be deemed to have been made to the Company on the date the L/C Issuing Bank made payment under such Letter of Credit.

            (c) Whenever the Agent is reimbursed by the Company for any payment under a Letter of Credit and such payment relates to an amount for which the Agent has received the Commitment Percentage for the account of the L/C Issuing Bank from a Lender pursuant to this Agreement, the Agent will pay to such Lender in immediately available funds such Lender's pro rata share, computed in accordance with such Lender's Commitment Percentage, of such payment (i) before the close of business on the day such payment from the Company is received, if such payment is received at or prior to 1:00 P.M., New York City time, on such day, or (ii) before 12:00 Noon, New York City time, on the next succeeding Business Day, if such payment from the Company is received after 1:00 P.M., New York City time, on such day.

            (d) Each Lender hereby irrevocably authorizes the L/C Issuing Bank to issue Letters of Credit and to pay the amount of any draft presented under a Letter of Credit upon presentation of documents which, upon their face, conform to the terms of such Letter of Credit, and each Lender authorizes the Agent to receive from the Company reimbursement for payments under such Letter of Credit, to receive from the Company payment of all fees, charges and interest in respect of the Letters of Credit, and to take such action on its behalf under the provisions of this Agreement and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Agent and the L/C Issuing Bank by the terms hereof, together with such powers as are reasonably incidental thereto, and the L/C Issuing Bank shall have no liability for any of the foregoing, except for its gross negligence or wilful misconduct.

      2.22  Absolute Obligation with respect to Letter of Credit Payments.

            The Company's obligation to reimburse the Agent for the account of the L/C Issuing Bank in respect of a Letter of Credit for each payment under or in respect of such Letter of Credit shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Company may have or have had against the beneficiary of such Letter of Credit, the Agent, the L/C Issuing Bank as issuer of such Letter of Credit, any Lender or any other Person, including, without limitation, any defense based on the failure of any drawing to conform to the terms of such Letter of Credit, any drawing document proving to be forged, fraudulent or invalid, or the legality, validity, regularity or enforceability of such Letter of Credit.

      2.23  Letter of Credit Fees and Commissions.

            The Company agrees to pay the following:

            (a) to the L/C Issuing Bank, for its own account, the standard fees and charges customarily charged by the L/C Issuing Bank in connection with the issuance, administration, amendment, payment and/or cancellation of any Letter of Credit, as determined by the L/C Issuing Bank in its sole discretion, together with such other fees as are set forth in writing between the Company and the L/C Issuing Bank; and

            (b) to the Agent, for the account of the Lenders on a pro rata basis in accordance with each Lender's Commitment Percentage, a non-refundable fee (each, a "Letter of Credit Participation Fee") with respect to each Letter of Credit for the period from and including the date of issuance thereof to, but not including, the expiration date thereof, at a rate per annum (calculated on the basis of a 360 day year for the actual number of days elapsed) equal to the Applicable Margin of the average daily amount which may be drawn under such Letter of Credit. The Letter of Credit Participation Fee shall be payable quarterly in arrears on the last day of each March, June, September and December of each year, commencing on the first such day following the Effective Date, and upon the expiration or cancellation of any Letter of Credit, with respect to such Letter of Credit.

3.    FEES; PAYMENTS

      3.1   Facility Fee.

            The Company agrees to pay to the Agent for the pro rata account of each Lender a fee (the "Facility Fee"), payable quarterly in arrears during the period commencing on the Effective Date and ending on the Termination Date on the last day of each February, May, August and November of each year, commencing on the last day of the calendar quarter in which the Effective Date shall have occurred, and on the Termination Date, at a rate per annum equal to the Applicable Margin of (a) prior to the Commitment Termination Date or such earlier date upon which all of the Commitments shall have been voluntarily terminated by the Company in accordance with paragraph 2.5, the Commitment of such Lender (whether used or unused), and (b) thereafter, the sum of (i) the outstanding principal balance of all R/C Loans of such Lender and (ii) such Lender's Letter of Credit Exposure. Notwithstanding anything to the contrary contained in this paragraph, on and after the Termination Date, the Facility Fee shall be payable upon demand. In addition, upon each reduction of the Commitments, the Company shall pay the Facility Fee accrued on the amount of such reduction through the date of such reduction. The Facility Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

      3.2   Pro Rata Treatment and Application of Payments.

            With respect to the R/C Loans, each borrowing by the Company from the Lenders, any conversion of R/C Loans from one Type to another, and any reduction of the Commitments (other than a reduction arising under paragraph 2.18), shall be made pro rata according to the Commitment Percentage of each Lender. All payments (including prepayments) made by the Company to the Agent on account of principal of or interest on the R/C Loans, all payments in respect of unreimbursed obligations for the Letters of Credit, and any reduction of the participation in the face amount of a Letter of Credit, shall be made pro rata according to the outstanding principal amount of each Lender's R/C Loans, and all payments (including prepayments) made by the Company on account of principal of or interest on the Competitive Bid Loans comprising the same Competitive Bid Borrowing shall be made as specified in paragraphs 2.3(c) and 2.3(d). All payments by the Company shall be made without set-off or counterclaim and shall be made prior to 12:00 Noon (New York City time) on the date such payment is due, to the Agent for the account of the Lenders at the Agent's office specified in paragraph 11.2, in each case in lawful money of the United States of America and in immediately available funds, and, as between the Company and the Lenders, any payment by the Company to the Agent for the account of the Lenders shall be deemed to be payment by the Company to the Lenders. The failure of the Company to make any such payment by 12:00 Noon (New York City time) on such due date shall not constitute a Default or Event of Default hereunder, provided that such payment is made on such due date, but any such payment received by the Agent on any Business Day after 12:00 Noon (New York City time) shall be deemed to have been received on the immediately succeeding Business Day for the purpose of calculating any interest payable in respect thereof. The Agent agrees promptly to notify the Company if it shall not receive any such payment by 12:00 Noon (New York City time) on the due date thereof, provided that the failure of the Agent to give such prompt notice shall in no way affect the Company's obligation to make any payment hereunder on the date such payment is due. The Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder or on any Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (unless, in the case of Eurodollar or CD Loans, the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate or rates during such extension.

4.    REPRESENTATIONS AND WARRANTIES

      In order to induce the Agent and the Lenders to enter into this Agreement and to make the Loans, the Company hereby makes the following representations and warranties to the Agent and to each Lender:

      4.1   Subsidiaries.

            The Company has only the Material Subsidiaries set forth on Schedule
4.1. The shares of each Material Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned free and clear of any Liens, except Permitted Liens.

      4.2   Corporate Existence and Power.

            The Company and each Material Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has all requisite corporate power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which there is a reasonable likelihood of a Material Adverse Effect as a consequence of the failure to be so authorized.

      4.3   Corporate Authority.

            The Company has full corporate power and authority to enter into, execute, deliver and carry out the terms of the Loan Documents, and to make the borrowings and to incur the other obligations contemplated hereby, to execute, deliver and carry out the terms of the Notes and to incur the obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary corporate action and are not in violation of its Restated Certificate of Incorporation and By-Laws.

      4.4   Governmental Body Approvals.

            No consent, authorization or approval of, filing with, notice to, or exemption by, stockholders, any Governmental Body or any other Person (except for those which have been obtained, made or given) is required to authorize, or is required in connection with the execution, delivery and performance of the Loan Documents or is required as a condition to the validity or enforceability of the Loan Documents. No provision of any applicable statute, law (including, without limitation, any applicable usury or similar law), rule or regulation of any Governmental Body will prevent the execution, delivery or performance of, or affect the validity of, the Loan Documents.

      4.5   Binding Agreement.

            This Agreement constitutes, and the other Loan Documents, when issued and delivered pursuant hereto for value received, will constitute, the valid and legally binding obligations of the Company enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

      4.6   Litigation.

            There are no actions, suits, arbitration proceedings or claims pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or maintained by the Company or any Subsidiary, at law or in equity, before any Governmental Body as to which, there is a reasonable likelihood of a Material Adverse Effect. There are no proceedings pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary which call into question the validity or enforceability of any of the Loan Documents.

      4.7   No Conflicting Agreements.

            Neither the Company nor any Subsidiary is in default under any mortgage, indenture, contract or agreement to which it is a party or by which it or any of its Property is bound, as to which, taken as a whole, there is a reasonable likelihood of a Material Adverse Effect. The execution, delivery or carrying out of the terms of the Loan Documents will not constitute a default under, conflict with, require any consent under (other than consents which have been obtained), or result in the creation or imposition of, or obligation to create, any Lien upon the Property of the Company or any Subsidiary pursuant to the terms of any such mortgage, indenture, contract, agreement, judgment, decree or order, as to which, if not obtained, there is a reasonable likelihood of a Material Adverse Effect.

      4.8   Taxes.

            Except as set forth on Schedule 4.8, the Company and each Subsidiary has filed or caused to be filed all tax returns of any material financial significance required to be filed and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against it which would be material to the Company or any Material Subsidiary, and no tax Liens that are not Permitted Liens have been filed. The charges, accruals and reserves on the books of the Company and its consolidated Subsidiaries with respect to all federal, state, local and other Taxes are, to the best knowledge of the Company, adequate, and the Company knows of no unpaid assessment which is due and payable or any claims being asserted as to which there is a reasonable likelihood of a Material Adverse Effect, except such thereof as are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP.

      4.9   Compliance with Applicable Laws.

            Neither the Company nor any Subsidiary is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Body as to which there is a reasonable likelihood of a Material Adverse Effect. The Company and each Subsidiary is complying in all material respects with all applicable statutes and regulations, including ERISA, of all Governmental Bodies, a violation of which is reasonably likely to have a Material Adverse Effect.

      4.10  Governmental Regulations.

            Neither the Company nor any Subsidiary (a) is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act (other than the minimum statutory requirements that do not violate clause (b) below) or the Investment Company Act of 1940, or (b) is subject to any statute or regulation which prohibits or restricts the incurrence of Indebtedness under the Loan Documents, including, without limitation, statutes or regulations relative to common or contract carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

      4.11  Property.

            The Company and each Subsidiary has good and marketable title to all of its Property, title to which is material to the Company and its Subsidiaries taken as a whole, subject to no Liens, except Permitted Liens.

      4.12  Federal Reserve Regulations; Use of Loan Proceeds.

            Neither the Company nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans or the Letters of Credit will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Body, including without limitation the provisions of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System, as amended. Margin Stock constitutes less than 25% of the assets (as determined by any reasonable method) of the Company and/or any of its Subsidiaries.

      4.13  Plans.

            Each Single Employer Plan and, to the best knowledge of the Company, each Multiemployer Plan is in substantial compliance with the applicable provisions of ERISA and the Code, and the Company and each ERISA Affiliate has filed all material reports required to be filed by it under ERISA and the Code with respect to each such Plan. The Company and each ERISA Affiliate has met all material requirements imposed by ERISA and the Code with respect to the funding of all Single Employer Plans, and to the best knowledge of the Company, Multiemployer Plans. Since the effective date of ERISA, there have not been, nor are there now existing, any events or conditions which would permit any Single Employer Plan or, to the best knowledge of the Company, any Multiemployer Plan to be terminated under circumstances which would cause the lien provided under Section 4068 of ERISA to attach to the Property of the Company or any ERISA Affiliate. No Reportable Event currently exists which would constitute grounds for the termination of any Single Employer Plan or, to the best knowledge of the Company, any Multiemployer Plan under Title IV of ERISA.

      4.14  Financial Statements.

            The Company has heretofore delivered to the Lenders copies of its audited Consolidated Balance Sheets as of December 31, 1996, and the related Consolidated Statements of Income, Cash Flows and Shareholders' Equity for the period then ended, and the unaudited Consolidated Balance Sheet of the Company as of March 31, 1997 and the related unaudited Consolidated Statements of Income, Cash Flows and Shareholders' Equity, for the fiscal quarter then ended (collectively, with the related notes and schedules, the "Financial Statements"). The Financial Statements fairly present the Consolidated financial condition and results of the operations of the Company as of the dates and for the periods indicated therein and have been prepared in conformity with GAAP. Except as reflected in the Financial Statements or in the footnotes thereto, neither the Company nor any Subsidiary has any obligation or liability of any kind (whether fixed, accrued, contingent, unmatured or otherwise) which, in accordance with GAAP, should have been disclosed in the Financial Statements and was not. Since December 31, 1996, there has been no Material Adverse Change.

      4.15  Environmental Matters.

            Neither the Company nor any Subsidiary (i) has received written notice or otherwise learned of any claim, demand, action, event, condition, report or investigation indicating or concerning any potential or actual liability as to which individually or in the aggregate there is a reasonable likelihood of a Material Adverse Effect, arising in connection with: (a) any non-compliance with or violation of the requirements of any Environmental Laws or (b) the release or threatened release of any toxic or hazardous waste, substance or constituent, or other substance into the environment, (ii) to the best knowledge of the Company, has any liability in connection with the release or threatened release of any toxic or hazardous waste, substance or constituent, or other substance into the environment as to which individually or in the aggregate there is a reasonable likelihood of a Material Adverse Effect, (iii) has received notice of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste, substance or constituent or other substance into the environment for which the Company or any Subsidiary is or may be liable as to which there is a reasonable likelihood of a Material Adverse Effect, or (iv) has received notice of any claimed liability by the Company or any Subsidiary, to any Person under any Environmental Law, as to which there is a reasonable likelihood of a Material

Adverse Effect. The Company and each Subsidiary is in compliance in all material respects with the financial responsibility requirements of all Environmental Laws the failure to comply with which would reasonably likely have a Material Adverse Effect.

      4.16  Documents.

            The Company has delivered to the Agent and each Lender conformed copies of the Agency Agreement and the form of Debenture issued pursuant thereto, together with all consents, waivers, amendments thereof and supplements thereto. Each of such agreements as amended or supplemented, as the case may be, is in full force and effect.

      4.17  Labor Relations.

            There are no material controversies pending between the Company or any Subsidiary and any of their respective employees, as to which there is a reasonable likelihood of a Material Adverse Effect.

      4.18  No Misrepresentation.

            No representation or warranty contained herein and no certificate or report furnished or to be furnished by the Company or any Subsidiary in connection with the transactions contemplated hereby, contains or will contain a misstatement of material fact, or, to the best knowledge of the Company, omits or will omit to state a material fact required to be stated in order to make the statements herein or therein contained not misleading in the light of the circumstances under which made.


5.    CONDITIONS TO LENDING - FIRST LOANS OR L/C

      This Agreement shall become effective on such date (the "Effective Date") as each of the following conditions precedent shall have been fulfilled:

      5.1   Evidence of Corporate Action.

            The Agent shall have received a certificate, dated the first Borrowing Date, of the Secretary or Assistant Secretary of the Company (i) attaching a true and complete copy of the resolutions of its Board of Directors and of all documents evidencing other necessary corporate action (in form and substance satisfactory to the Agent and to Special Counsel) taken by it to authorize the Loan Documents and the transactions contemplated thereby, (ii) attaching a true and complete copy of its Restated Certificate of Incorporation and By-Laws, and (iii) setting forth the incumbency of its officer or officers who may sign the Loan Documents, including therein a signature specimen of such officer or officers, together with such other documents as the Agent or Special Counsel shall reasonably require.

      5.2   Notes.

            The Agent shall have received the Notes duly executed by an Authorized Signatory of the Company.


      5.3   No Material Adverse Change.

            There shall have occurred no Material Adverse Change since December 31, 1996, and the Agent shall have received a certificate of an Authorized Signatory of the Company to such effect.

      5.4   Opinion of Counsel to the Company.

            The Agent shall have received an opinion of counsel to the Company, addressed to the Agent and the Lenders, dated the first Borrowing Date, substantially in the form of Exhibit F.

      5.5   Opinion of Special Counsel.

            The Agent shall have received an opinion of Special Counsel substantially in the form of Exhibit G.

      5.6   Termination of Existing Agreement.

            Simultaneously with the making of the first Loans, the Company shall have terminated in writing, and paid in full all amounts owing under, the Existing Agreement.

      5.7   This Agreement.

            The Agent shall have received counterparts of this Agreement signed by each of the parties hereto (or receipt by the Agent from a party hereto of a facsimile signature page signed by such party which shall have agreed to promptly provide the Agent with originally executed counterparts hereof).


6.    CONDITIONS OF LENDING - ALL LOANS AND L/Cs.

      The obligation of each Lender to make any Loan, and of the L/C Issuing Bank to issue a Letter of Credit, on a Borrowing Date is subject to the satisfaction of the following conditions precedent as of the date of such Loan or of the issuance of such L/C:

      6.1   Compliance.

            On each Borrowing Date and after giving effect to the Loans to be made or created or the Letters of Credit to be issued, as the case may be, thereon, (a) there shall exist no Default or Event of Default, (b) the representations and warranties contained in the Loan Documents shall be true and correct with the same effect as though such representations and warranties had been made on such Borrowing Date, except as the context otherwise requires and except such matters relating thereto as are indicated in each Borrowing Request which shall be satisfactory to the Agent and the Lenders in their sole discretion and (c) there shall have occurred no Material Adverse Change. Each borrowing by the Company and each issuance of a Letter of Credit shall constitute a certification by the Company as of the date of such borrowing or issuance that each of the foregoing matters is true and correct in all respects.

      6.2   Closings.

            All documents required by the provisions of this Agreement to be executed or delivered to the Agent on or before the applicable Borrowing Date shall have been executed and shall have been delivered to the office of the Agent set forth in paragraph 11.2 on or before such Borrowing Date.

      6.3   Borrowing Request.

            With respect to any request for Loans or the issuance of a Letter of Credit, the Agent shall have received an R/C Borrowing Request, Competitive Bid Borrowing Request or L/C Issuance Request, as the case may be, duly executed by an Authorized Signatory of the Company, accompanied by, with respect to each request for a Letter of Credit, an Application for Letter of Credit.

7.    AFFIRMATIVE COVENANTS

      The Company hereby agrees that so long as this Agreement is in effect, any Loan or Letter of Credit remains outstanding and unpaid, or any other amount is owing under any of the Loan Documents to any Lender or the Agent, the Company shall:

      7.1   Financial Statements.

            Maintain, and cause each Subsidiary to maintain, a system of accounting in accordance with GAAP, and furnish or cause to be furnished to the Agent and each Lender:

            (a) As soon as available, but in any event within 120 days after the end of each fiscal year of the Company, a copy of its Consolidated and Consolidating Balance Sheets as at the end of such fiscal year, together with the related Consolidated and Consolidating Statements of Income, Cash Flows and Shareholders' Equity as of and through the end of such fiscal year, setting forth, with respect to Consolidated Statements, in each case in comparative form the figures for the preceding fiscal year. The Consolidated Balance Sheet and Statements of Income, Cash Flows and Shareholders' Equity shall be certified by the Accountants. The Consolidating Balance Sheets and Statements of Income, Cash Flows and Shareholders' Equity shall be certified by the Chief Financial Officer of the Company (or such other officer as shall be acceptable to the Agent) as being complete and correct in all material respects and as presenting fairly the Consolidating financial condition and results of operations of the Company and its Subsidiaries.

            (b) As soon as available, but in any event not later than 60 days after the end of each of the first three quarterly accounting periods in each fiscal year of the Company (i) a copy of the Consolidated and Consolidating Balance Sheet as at the end of each such quarterly period, and the Consolidated and Consolidating Statements of Income, Cash Flows and Shareholders' Equity, for such period and for the elapsed portion of the fiscal year through such date, setting forth, with respect to Consolidated Statements, in each case in comparative form the figures for the corresponding periods of the preceding fiscal year, certified by the Chief Financial Officer of the Company (or such other officer acceptable to the Agent) as having been prepared in accordance with GAAP (except that notes to such Statements need not be included) and as presenting fairly the Consolidated financial condition and the Consolidated results of operations of the Company and its Subsidiaries, and (ii) a certificate of the Chief Financial Officer of the Company (or such other officer as shall be acceptable to the Agent) in detail reasonably satisfactory to the Agent (x) stating that there exists no violation of any of the terms or provisions of the Loan Documents, or the occurrence of any condition or event which would constitute a Default or Event of Default, and, if so, specifying in such certificate all such violations, conditions and events, and the nature and status thereof, (y) containing computations showing compliance with the provisions of paragraphs 7.11, 8.1, 8.2, 8.3, 8.4, 8.5, 8.6 and 8.9, and setting forth the Senior Debt Rating.

            (c) As soon as available, but in any event not later than 120 days after the end of the last quarterly accounting period in each fiscal year of the Company, the same certificate as is required by clause (b) (ii) above.

      7.2   Certificates; Other Information.

            Furnish to the Agent and each Lender:

            (a) Prompt written notice if: (i) any Indebtedness or Contingent Obligation of the Company or any Subsidiary in excess of $25,000,000 is declared or shall become due and payable prior to its stated maturity, or is called and not paid when due, (ii) a default shall have occurred under any note (other than the Notes) or the holder of any such note, or other evidence of Indebtedness, certificate or security evidencing any such Indebtedness or any obligee with respect to any other Indebtedness of the Company or any Subsidiary has the right to declare any such Indebtedness due and payable prior to its stated maturity as a result of such default, or (iii) any officer of the Company shall have obtained knowledge of the occurrence of a Default or an Event of Default.

            (b) Prompt written notice of: (i) any citation, summons, subpoena, order to show cause or other order naming the Company or any Subsidiary a party to any proceeding before any Governmental Body as to which there is a reasonable likelihood of a Material Adverse Effect or which calls into question the validity or enforceability of any of the Loan Documents, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other order, (ii) any lapse or other termination of any material license, permit, franchise or other authorization issued to the Company or any Subsidiary by any Governmental Body, (iii) any refusal by any Governmental Body to renew or extend any such material license, permit, franchise or other authorization, and (iv) any dispute between the Company or any Subsidiary and any Person, as to which lapse, termination, refusal or dispute there is a reasonable likelihood of a Material Adverse Effect.

            (c) Promptly upon becoming available, copies of all (i) financial statements, reports and proxy statements which the Company may have sent to its stockholders generally and copies of all registration statements and regular, periodic or special reports, schedules and other material which the Company may now or hereafter be required to file with or deliver to any securities exchange or the Securities and Exchange Commission, or any other Governmental Body succeeding to the functions thereof, and with any national securities exchange, and (ii) material news releases and annual reports relating to the Company.

            (d) Promptly after the request of the Agent or any Lender therefor, copies of each annual report filed pursuant to Section 104 of ERISA with respect to each Plan (including, to the extent required by Section 104 of ERISA, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information referred to in Section 103 of ERISA) and each annual report filed with respect to each Plan under Section 4065 of ERISA; provided, however, that in the case of a Multiemployer Plan, such annual reports shall be furnished only if they are available to the Company or any ERISA Affiliate; and

            (e) Prompt written notice of any order, notice, claim or proceeding received by, or brought against, the Company or any Subsidiary under any Environmental Law, as to which, there is a reasonable likelihood that there would be a Material Adverse Effect; and

            (f) With reasonable promptness, such other financial data as the Agent or any Lender may reasonably request; provided, however, that the Company shall not be required to furnish financial data it reasonably believes to be proprietary and confidential unless such financial data is material to the business or financial position of the Company or any Subsidiary. Any financial data or other information provided pursuant to this subparagraph to the Agent or the Lenders shall be kept in confidence as required under paragraph 11.17.

      7.3   Legal Existence.

            Except as permitted by paragraph 8.4, maintain, and cause each Subsidiary to maintain, its corporate existence, in good standing in the jurisdiction of its incorporation or organization and in each other jurisdiction in which the failure so to do would reasonably likely have a Material Adverse Effect, provided that the foregoing shall not require the Company to maintain the corporate existence or the business of any Subsidiary which in the judgment of the Company is no longer necessary or desirable, unless the failure to so maintain would reasonably likely have a Material Adverse Effect.

      7.4   Taxes.

            Pay and discharge when due, and cause each Subsidiary so to do, all taxes, assessments and governmental charges, license fees and levies upon or with respect to the Company or such Subsidiary and upon the income, profits and Property of the Company and its Subsidiaries, which if unpaid, could reasonably be expected to have a Material Adverse Effect or become a Lien on the Property of the Company or such Subsidiary not permitted under paragraph 8.2, unless and to the extent only that such taxes, assessments, charges, license fees and levies shall be contested in good faith and by appropriate proceedings diligently conducted by the Company or such Subsidiary and provided that any such contested tax, assessment, charge, license, fee or levy shall not constitute, or create, a Lien on any Property of the Company or such Subsidiary other than a Permitted Lien.

      7.5   Insurance.

            Maintain, and cause each Subsidiary to maintain, insurance on its Property against such risks and in such amounts as is customarily maintained by Persons organized for profit engaged in similar businesses and owning similar Properties in the same general areas in which the Company or the relevant Subsidiary operates, except to the extent of self-insurance programs of the Company or a Subsidiary covering such risks as the Company's or such Subsidiary's management, acting in good faith, determines to be commercially reasonable, including, without limitation, public liability and workers' compensation insurance. The Company shall file with the Agent such information concerning its insurance program and that of its Subsidiaries as the Agent may reasonably request.

      7.6   Payment of Indebtedness and Performance of Obligations.

            Pay and discharge, and cause each Subsidiary to pay and discharge, when due all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, would reasonably likely (i) have a Material Adverse Effect, or (ii) become a Lien upon Property of the Company or such Subsidiary other than a Permitted Lien.

      7.7   Condition of Property.

            At all times, maintain, protect and keep in good repair, working order and condition (ordinary wear and tear excepted), and cause each Material Subsidiary so to do, all Property necessary to the operation of the business of the Company and its Material Subsidiaries.

      7.8   Observance of Legal Requirements; ERISA.

            Observe and comply in all material respects, and cause each Subsidiary so to do, with all laws (including ERISA), ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Bodies, which now or at any time hereafter may be applicable to the Company and its Subsidiaries, a violation of which would reasonably likely have a Material Adverse Effect, except such thereof as shall be contested in good faith and by appropriate proceedings diligently conducted by the Company or such Subsidiary.

      7.9   Inspection of Property; Books and Records; Discussions.

            Without expense to the Company, upon reasonable notice, permit representatives of the Agent and each Lender to visit the offices of the Company and its

Subsidiaries, to inspect and to discuss the business, operations, prospects, licenses, Property and financial condition of the Company and its Subsidiaries with the principal officers thereof, provided, however, that the Company shall not be required to disclose or permit the Agent or the Lenders or others to acquire access to any trade secrets of the Company or its Subsidiaries or any other process, techniques or information reasonably deemed by the Company to be proprietary and confidential, and provided further that Persons other than the Agent or the Lenders who are retained for purposes of the foregoing inspection rights shall in any event be limited to such information as is within the scope of their expertise and engagement. Any financial data or other information provided pursuant to this paragraph to the Agent or the Lenders shall be kept in confidence as required under paragraph 11.17.

      7.10  Licenses, Etc.

            Maintain and cause each Subsidiary to maintain, in full force and effect, all material licenses, copyrights, patents, permits, applications, reports, authorizations and other rights, including, without limitation, all rights under the Cooperation Agreement between Ogden Martin Systems, Inc. and Martin GmbH fur Umwelt und Energietechnik, as amended, as are necessary for the conduct of its business a termination of which would reasonably likely have a Material Adverse Effect.

      7.11  Shareholders' Equity.

            Maintain at all times its Shareholders' Equity in an amount at least equal to $440,000,000.

8.    NEGATIVE COVENANTS

      The Company hereby agrees that, so long as this Agreement is in effect, any Loan or Letter of Credit remains outstanding and unpaid, or any other amount is owing under any Loan Document to any Lender or the Agent, the Company shall not, directly or indirectly:

      8.1   Subsidiary Indebtedness.

            Permit Subsidiaries to create, incur or assume any liability for Indebtedness, except Permitted Subsidiary Indebtedness, provided that immediately after giving effect to the incurrence thereof, there shall exist no Default or Event of Default.

      8.2   Liens.

            Create, incur, assume or suffer to exist any Lien upon any of its or its Subsidiaries' Property or assets, whether now owned or hereafter acquired, securing any Indebtedness or obligation, or permit any Subsidiary so to do, except Permitted Liens.

      8.3   Unencumbered Asset Coverage.

            At any time, permit Consolidated total assets not subject to any Lien, less goodwill and other intangible assets and unamortized debt issuance costs (all as set forth on a Consolidated Balance Sheet of the Company prepared in accordance with GAAP) to be less than 150% of the sum of (i) the unpaid balance of all unsecured Indebtedness of the Company (other than Subordinated Indebtedness of the Company, and not including any Indebtedness of any Subsidiary), whether existing on the Effective Date or arising thereafter, (ii) the unpaid balance of all unsecured Indebtedness of Subsidiaries of the Company existing on the Effective Date as set forth on Schedule 1.1p, (iii) 133% of the unpaid balance of all unsecured Indebtedness of Subsidiaries of the Company arising after the Effective Date, and (iv) Consolidated unsecured Contingent Obligations (it being understood that, for purposes of this paragraph 8.3, (i) leased assets representing the capitalization of rentals in accordance with GAAP shall not be construed to be unencumbered assets, and (ii) in calculating Consolidated total assets not subject to any Lien as aforesaid, the Company need not exclude assets subject to Liens described in clauses (ii) through (v) of the definition of Permitted Liens unless and until such time as the amount of such Liens exceeds $25,000,000 in the aggregate, whereupon the aggregate amount of such Liens shall be deducted in calculating Consolidated total assets not subject to any Lien as aforesaid).

      8.4   Merger and Acquisition or Sale of Property.

            Merge or consolidate with any corporation, or acquire by purchase or otherwise all or substantially all of the assets of any Person, or permit any of its Subsidiaries so to do, except that:

                  (i) any Subsidiary may be merged into or consolidated with any other Subsidiary;

                  (ii) any Subsidiary may be merged into or consolidated with the Company, provided that if the continuing or surviving corporation shall not be the Company, then (a) the Subsidiary constituting such continuing or surviving corporation shall have been directly or indirectly wholly-owned by the Company immediately prior to such merger or consolidation, (b) such continuing or surviving corporation shall be a corporation organized and existing under the laws of the United States of America, or any State thereof or the District of Columbia, (c) such continuing or surviving corporation shall have expressly assumed the obligations of the Company under this Agreement and the Notes, as fully and effectually as if such continuing or surviving corporation had been an original party to this Agreement and the original issuer of the Notes, and (d) immediately after such merger or consolidation, and giving effect thereto, there shall exist no Default or Event of Default;

                  (iii) the Company or any Subsidiary may acquire the assets of a Subsidiary, provided that immediately after such acquisition, and giving effect thereto, there shall exist no Default or Event of Default; and

                  (iv) the Company or any Subsidiary may consummate any Acquisition, provided that (a) immediately after consummation of such Acquisition, and giving effect thereto, there shall exist no Default or Event of Default and (b) if the Company shall consummate such Acquisition, the Company shall be the continuing or surviving corporation, and if any Subsidiary shall consummate such Acquisition, the continuing or surviving corporation shall be a Subsidiary.

      8.5   Leverage Ratio.

            Permit its ratio of the sum of (i) Consolidated Indebtedness plus
(ii) Consolidated Contingent Obligations to the sum of (x) Consolidated Indebtedness plus (y) Consolidated Contingent Obligations plus (z) the Company's Shareholders' Equity to be greater than 0.625:1.0 at any time.

      8.6   Sale of Property.

            Sell, assign, exchange, lease, transfer or otherwise dispose of any Property, whether now owned or hereafter acquired, to any Person, or permit any Subsidiary so to do, except:

                  (i) dispositions to a Subsidiary for a consideration at least equal to the fair value of the Property disposed of;

                  (ii) dispositions by one Subsidiary to the Company or to another Subsidiary;

                  (iii) dispositions of the Stock or assets of a Subsidiary of Energy in which the Company or another Subsidiary retains a long-term operating interest;

                  (iv) other dispositions of Stock or assets of the Company or a Subsidiary for a consideration at least equal to the fair value of the Stock or assets so sold or transferred; provided that, immediately after each such transaction (other than any disposition permitted under clause (vi) below), the value of all such transactions under this clause (iv) (determined at the time it occurs as reflected on the books of the Company determined in accordance with
GAAP) shall not exceed 15% of the Consolidated total assets of the Company, total assets being computed after giving effect to the most recent proposed transaction (other than any disposition permitted under clause (vi) below) (determined in accordance with GAAP) and there shall exist no Default or Event of Default;

                  (v) the payment of dividends and distribution of Stock of the Company in the ordinary course of business; and

                  (vi) dispositions of shares of the Stock of Energy, provided that no disposition permitted pursuant to this clause (vi) shall result in the Company owning less than 80% of the Stock of Energy.

      8.7   Compliance with ERISA.

            Engage in any "prohibited transaction", as such term is defined in
Section 4975 of the Code or Section 406 of ERISA, with respect to any Plan, or incur any "accumulated funding deficiency", as such term is defined in Section 412 of the Code or Section 302 of ERISA, or terminate, or permit any Subsidiary or any ERISA Affiliate to terminate, any Plan which would reasonably likely result in any liability of the Company, any Subsidiary or any ERISA Affiliate to the PBGC, or permit the occurrence of any Reportable Event or any other event or condition which presents a risk of such a termination by the PBGC of any Plan, or withdraw or effect a partial withdrawal from a

Multiemployer Plan, or permit any Subsidiary or any ERISA Affiliate which is an employer under such a Multiemployer Plan so to do, if any thereof would reasonably likely have a Material Adverse Effect.

      8.8   Certificate of Incorporation and By-laws.

            Amend or otherwise modify its certificate of incorporation or by-laws, or permit any Subsidiary so to do, in any way which would reasonably likely materially and adversely affect the validity or enforceability of the Loan Documents.

      8.9   Fixed Charge Coverage Ratio.

            Permit the Fixed Charge Coverage Ratio to be less than 1.50 to 1.00 for any preceding period of four fiscal quarters (taken as a whole).

      8.10  Agency Agreement.

            Amend the subordination provisions contained in the Agency Agreement in a manner not satisfactory to the Required Lenders.

9.    DEFAULT

      9.1   Events of Default.

            The following shall each constitute an "Event of Default" hereunder:

            (a) The failure of the Company to pay (i) any installment of principal payable hereunder or under the Notes when the same shall be due and payable or (ii) interest payable hereunder or under the Notes for three days after the same shall be due and payable or (iii) any fees, Letter of Credit Participation Fees or expenses payable hereunder or under the Notes for five days after the same shall be due and payable; or

            (b) The use by the Company of the proceeds of any Loan in a manner inconsistent with or in violation of paragraph 2.15; or

            (c) The failure of the Company to observe or perform any covenant or agreement contained in paragraphs 7.3, 7.11, or paragraph 8; or

            (d) The failure of the Company to observe or perform any other term, covenant, or agreement contained in this Agreement and such failure shall have continued unremedied for a period of 30 days after the Company shall have obtained knowledge thereof; or

            (e) Any representation or warranty of the Company (or of any officer of the Company on its behalf) made in this Agreement or any other Loan Document or in any certificate, report, opinion (other than an opinion of counsel) or other document delivered or to be delivered pursuant to this Agreement or any other Loan Document, shall prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made; or

            (f) Any obligation of the Company or any Subsidiary, whether as principal, guarantor, surety or other obligor, for the payment of Indebtedness or Contingent Obligations aggregating in excess of $25,000,000 shall not be paid when due (including any grace period for the payment thereof) or shall become or shall be declared to be due and payable prior to the expressed maturity or expiration thereof, or any event or circumstance shall occur which permits the holder or holders of any such obligation or obligations to declare such obligation due and payable prior to the expressed maturity thereof; or

            (g) The Company or any Material Subsidiary or any Material Subsidiary Group, shall (i) suspend or discontinue its business, or (ii) make an assignment for the benefit of creditors, or (iii) generally not be paying its debts as such debts become due, or (iv) admit in writing its inability to pay its debts as they become due, or (v) file a voluntary petition in bankruptcy, or
(vi) become insolvent (however such insolvency shall be evidenced), or (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, or
(viii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its Property, or (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 60 days, or (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, or (xi) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, custodian, liquidator, or fiscal agent for it, or any substantial part of its Property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 60 days, or (xii) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of the Company or such Material Subsidiary or Material Subsidiary Group; or

            (h) An order for relief is entered under the United States bankruptcy laws or any other decree or order is entered by a court having jurisdiction (i) adjudging the Company or any Material Subsidiary or any Material Subsidiary Group a bankrupt or insolvent, or (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of the Company or any Material Subsidiary or any Material Subsidiary Group under the United States bankruptcy laws or any other applicable Federal or state law, or (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, fiscal agent (or other similar official) of the Company or any Material Subsidiary or any Material Subsidiary Group or of any substantial part of the Property thereof, or (iv) ordering the winding up or liquidation of the affairs of the Company or any Material Subsidiary or any Material Subsidiary Group, and any such decree or order continues unstayed and in effect for a period of 60 days; or

            (i) Any judgment or decree against the Company or any Subsidiary in excess of $25,000,000 or judgments or decrees against the Company and its Subsidiaries aggregating in excess of $25,000,000 shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 60 days; or

            (j) (i) any Reportable Event (as described in Section 4043 of ERISA), which constitutes grounds for the termination of any Plan or Plans by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer or liquidate any Plan or Plans, shall have occurred and be continuing 30 days after written or telegraphic or telephonic notice to such effect shall have been given to the Company by the Agent; or (ii) a decision shall have been made by the Board of Directors (or any committee thereof), any authorized officer or other authorized employee of the Company, or any trustee or trustees of any Plan or Plans to terminate any Plan or Plans or to file a termination notice with respect to any Plan or Plans; or (iii) a trustee shall be appointed by the appropriate United States District Court to administer any Plan or Plans, or any Plan or Plans shall be terminated by such trustee; or (iv) the PBGC shall institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer any Plan or Plans; or (v) the Company, any Subsidiary or any ERISA Affiliate shall fail with respect to any Plan or Plans to meet the minimum funding standards established in Section 412 of the Code, or shall obtain a waiver of such minimum funding standards; or (vi) the Company, any Subsidiary or any ERISA Affiliate shall completely or partially withdraw from any Multiemployer Plan or Plans, or (vii) the Company, any Subsidiary or any ERISA Affiliate shall make a decision to cease operations at a facility or facilities where such cessation would result in a separation from employment of more than 20% of the total number of employees who are participants under a Plan; where in the case of any one or more of the events described in the preceding clauses (i) through (vii) the aggregate outstanding amount of unfunded vested liabilities under such Plan if a single employer plan (including unfunded vested liabilities which arise or might arise as a result of the termination of or withdrawal from such Plan) or the allocable portion of such outstanding unfunded vested liabilities under a Multiemployer Plan shall exceed (either singly or in the aggregate in the case of any such liability arising out of one or more of the events described in the preceding clauses (i) through (vii) under more than one such Plan) 8% of the Shareholders' Equity of the Company and shall be determined by the Required Lenders (which determination shall be final and conclusive) to be reasonably expected to have a Material Adverse Effect.

      9.2   Remedies.

      (a) Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof, (i) if such event is an Event of Default specified in clauses (g) or (h) above, the Commitments shall immediately and automatically terminate and the Loans, and any reimbursement obligations owing or contingently owing in respect of all outstanding Letters of Credit and drafts drawn thereunder and acceptances issued in respect thereof, and all accrued and unpaid interest on any thereof and all other amounts owing under the Loan Documents shall immediately become due and payable, and the Company shall forthwith deposit an amount equal to the Letter of Credit Exposure in a cash collateral account with and under the exclusive control of the Agent for the ratable benefit of the Agent and the Lenders, and (ii) if such event is any other Event of Default, any or all of the following actions may be taken: (A) with the consent of the Required Lenders, the Agent may, and upon the direction of the Required Lenders shall, by notice to the Company, declare the Commitments to be terminated, forthwith, whereupon the Commitments shall immediately terminate, (B) with the consent of the Required Lenders, the Agent may, and upon the direction of the Required Lenders shall, by notice of default to the Company, declare the Loans and any reimbursement obligations owing or contingently owing in respect of the Letters of Credit and all accrued and unpaid interest on any thereof and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, and

(C) upon the direction of the Required Lenders, the Agent shall require the Company to forthwith deposit an amount equal to the Letter of Credit Exposure in a cash collateral account with and under the exclusive control of the Agent for the ratable benefit of the Agent and the Lenders. Except as otherwise provided in this paragraph 9.2(a), presentment, demand, protest and all other notices of any kind are hereby expressly waived. The Company hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any of the Loan Documents.

      (b) In the event that the Commitments shall have been terminated or the Notes shall have been declared due and payable pursuant to the provisions of paragraph 9.2(a), any funds received by the Agent and the Lenders from or on behalf of the Company shall be applied by the Agent and the Lenders in liquidation of the Loans and the obligations of the Company hereunder and under the Notes and the L/Cs in the following manner and order: (i) first, to reimburse the Agent and the Lenders for any expenses due pursuant to the provisions of paragraph 11.5; (ii) second, to the payment of accrued and unpaid Facility Fees, Letter of Credit Participation Fees and all other fees, expenses and amounts due hereunder (other than principal and interest on the Notes);
(iii) third, to the payment of interest due on the Notes; (iv) fourth, to the payment of principal outstanding on the Notes; (v) fifth, to the payment of all obligations under and with respect to the Letters of Credit or, to the extent such obligations are contingent, to prepay or provide cash collateral in respect thereof; and (vi) sixth, to the payment of any other amounts owing to the Agent and the Lenders under any of the Loan Documents. Any funds remaining after the foregoing applications shall be paid over to the Company.


10.   THE AGENT

      10.1  Appointment.

            Each Lender hereby irrevocably designates and appoints BNY as the Agent of such Lender under the Loan Documents and each such Lender hereby irrevocably authorizes BNY, as the Agent for such Lender, to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or any of the other Loan Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Agent.

      10.2  Delegation of Duties.

            The Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to rely upon the advice of counsel concerning all matters pertaining to such duties.

      10.3  Exculpatory Provisions.

            Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except the Agent for its own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Loan Documents or for any failure of any party thereto, or any other Person to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents, or to inspect the properties, books or records of the Company or any of it Subsidiaries. The Agent shall not be under any liability or responsibility whatsoever, as Agent, to the Company or any other Person as a consequence of any failure or delay in performance, or any breach, by any Lender of any of its obligations under any of the Loan Documents.

      10.4  Reliance by Agent.

            The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, opinion, letter, telegram, fax, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Agent. The Agent may treat each Lender, or the Person designated in the last notice filed with it under this paragraph, as the holder of all of the interests of such Lender in its Loans and in its Note until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with the Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Agent, shall have been filed with the Agent. The Agent shall not be under any duty to examine or pass upon the validity, effectiveness or genuineness of the Loan Documents or any instrument, document or communication furnished pursuant thereto or in connection therewith, and the Agent shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be. The Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

      10.5  Notice of Default.

            The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received written notice thereof from a Lender or the Company. In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders.

      10.6  Non-Reliance on Agent and Other Lenders.

            Each Lender expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent hereinafter, including any review of the affairs of the Company or any Subsidiaries thereof, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own evaluation of and investigation into the business, operations, Property, financial and other condition and creditworthiness of the Company and its Subsidiaries and made its own decision to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, evaluations and decisions in taking or not taking action under this Agreement or any of the Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial and other condition and creditworthiness of the Company and its Subsidiaries. Each Lender acknowledges that a copy of this Agreement and all exhibits and schedules hereto has been made available to it and its individual legal counsel for review, and each Lender acknowledges that it is satisfied with the form and substance of this Agreement and the exhibits and schedules hereto. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, Property, financial and other condition or creditworthiness of the Company or its Subsidiaries which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

      10.7  Indemnification.

            Each Lender agrees to indemnify the Agent in its capacity as such (to the extent not promptly reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to its Commitment Percentage from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever, including, without limitation, any amounts paid to the Lenders (through the Agent) by the Company pursuant to the terms hereof, that are subsequently rescinded or avoided, or must otherwise be restored or returned which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, the other Loan

Documents or any other documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the gross negligence or willful misconduct of the Agent. The agreements in this paragraph shall survive the payment of the Notes and all other amounts payable hereunder.

      10.8  Agent in Its Individual Capacity.

            BNY and its respective affiliates may make loans to, accept deposits from, issue letters of credit for the account of and generally engage in any kind of business with, the Company and its Subsidiaries as though BNY was not Agent hereunder. With respect to the Commitment made or renewed by BNY and any
Note issued to BNY, BNY shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it was not the Agent, and the terms "Lender" and "Lenders" shall in each case include BNY.

      10.9  Successor Agent.

            If at any time the Agent deems it advisable, in its sole discretion, it may submit to each of the Lenders a written notification of its resignation as Agent under the Loan Documents, such resignation to be effective on the thirtieth day after the date of such notice. Upon any such resignation, the Required Lenders shall have the right, with the prior written consent of the Company (which consent shall not be required if at such time a Default or Event of Default exists), to appoint from among the Lenders a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may with the consent of the Company (which consent shall not be unreasonably withheld and shall not be required if at such time a Default or Event of Default exists), on behalf of the Lenders, appoint a successor Agent, which successor Agent shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. At any time when no Default or Event of Default exists, the Company may replace the Agent with another Lender with the consent of the Required Lenders, such replacement to take effect on the thirtieth day after notice to the Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent's rights, powers, privileges and duties as Agent under the Loan Documents shall be terminated. The Company and the Lenders shall execute such documents as shall be necessary to effect such appointment. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this paragraph 10.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents. If at any time hereunder there shall not be a duly appointed and acting Agent, the Company agrees to make each payment due under the Loan Documents directly to the Lenders entitled thereto during such time.

      10.10 Concerning Exhibit A.

            The Agent is authorized and directed to amend Exhibit A and promptly distribute a copy thereof to the Company and the Lenders to reflect the Commitment of each Lender as a result of any changes therein arising under paragraphs 2.5 (Reduction of Commitments), 2.18 (Extension of Termination Date),
2.19 (Substitute Lender) and 11.7 (Successors and Assigns).

11.   OTHER PROVISIONS.

      11.1  Amendments and Waivers.

            With the written consent of the Required Lenders, the Agent and the Company may from time to time enter into written amendments, supplements or modifications hereof and, with the consent of the Required Lenders, the Agent on behalf of the Lenders may execute and deliver to any such parties a written instrument waiving or consenting to the departure from, on such terms and conditions as the Agent may specify in such instrument, any of the requirements of the Loan Documents or any Default or Event of Default and its consequences, or releasing or discharging any guarantor from its obligations under a guarantee; provided, however, that no such amendment, supplement, modification, waiver or consent shall (i) increase the Commitment of any Lender (but the Commitment Percentage of a Consenting Lender may be reallocated as provided in paragraph 2.18(b)), (ii) extend the maturity date of any Note or extend the Termination Date except as provided in paragraph 2.18, (iii) decrease the rate of interest of, extend the time or manner of payment of, or increase or forgive the principal amount of any Note, (iv) decrease the Facility Fee or the Letter of Credit Participation Fee set forth in paragraph 2.23, or extend the time of payment thereof, or (v) change the provisions of paragraphs 2.12, 2.13, 2.14 and 2.16, or (vi) change the provisions of paragraph 11.7 (a), or (vii) change the several nature of the obligations of the Lenders, or (viii) change the provisions of paragraph 11.10, or (ix) change the provisions of this paragraph
11.1 without the consent of all of the Lenders; and provided further that no such amendment, supplement, modification, waiver or consent shall amend, modify or waive any provision of (a) paragraph 10 or otherwise change any of the rights or obligations of the Agent under the Loan Documents without the written consent of the Agent or (b) paragraphs 2.20, 2.21, 2.22 or 2.23 or otherwise change any of the rights or obligations of the L/C Issuing Bank hereunder or under the other Loan Documents with respect to the Letters of Credit without the written consent of the L/C Issuing Bank. Any such amendment, supplement, modification, waiver or consent shall apply equally to each of the Lenders and shall be binding upon the parties to the applicable agreement, the Lenders, the Agent and all future holders of the Notes. In the case of any waiver, the parties to the applicable agreement, the Lenders and the Agent shall be restored to their former position and rights hereunder and under the Notes and the other Loan Documents, and any Default or Event of Default waived shall not extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

      11.2  Notices.

            All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when deposited in the mail, first-class postage prepaid, or, in the case of telecopier notice, when sent, addressed as follows in the case of the Company and the Agent, and as set forth in Schedule 1.1 in the case of each of the Lenders, or to such other addresses as to which the Agent may be hereafter notified by the respective parties hereto or any future holders of the Notes:

            The Company:

            OGDEN CORPORATION
            Two Pennsylvania Plaza
            New York, New York  10121
            Attention:  Philip G. Husby,
                        Senior Vice President and
                        Chief Financial Officer

            Telephone:  (212) 868-6040
            Fax:        (212) 868-5714


            with copies to:

            OGDEN CORPORATION
            Two Pennsylvania Plaza
            New York, New York  10121
            Attention:  Peter C. Cain,
                        Vice President - Finance
            Telephone: (212) 868-6124
            Fax: (212) 868-5714

                  and

            OGDEN CORPORATION
            Two Pennsylvania Plaza
            New York, New York  10121
            Attention:  Lynde H. Coit,
                        Senior Vice President and
                        General Counsel
            Telephone:  (212) 868-6119
            Fax:        (212) 868-5714


            The Agent:

            William G.C. Dakin,


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

            Vice President
            The Bank of New York
            New York Corporate Division
            One Wall Street
            22nd Floor
            New York, New York  10286
            Telephone:  (212) 635-1473
            Fax:        (212) 635-1480


            with a copy to:

            BNY Capital Markets, Inc.
            Agency Function Administration
            One Wall Street
            18th Floor
            New York, New York 10286
            Attention:  William Fahey
            Telephone:  (212) 635-4690
            Fax:        (212) 635-6365,

except that any notice, request or demand by the Company to or upon the Agent or the Lenders pursuant to paragraphs 2.2, 2.3, 2.5, 2.6 or 2.7 shall not be effective until received. Any party to a Loan Document may rely on signatures of the parties thereto which are transmitted by telecopier or other electronic means as fully as if originally signed.

      11.3  No Waiver; Cumulative Remedies.

            No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

      11.4  Survival of Representations and Warranties.

            All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Notes and the other Loan Documents.

      11.5  Payment of Expenses and Taxes.

            The Company agrees, within 30 days after presentation of a statement or invoice therefor, and whether any Loan is made, (a) to pay or reimburse the Agent for all reasonable out-of-pocket costs and expenses, incurred in connection with the development, preparation, syndication and execution of, and any requested amendment, supplement or modification to, or waiver or consent under, the Loan Documents, and any documents prepared in connection therewith and the consummation of the transactions contemplated thereby, and the preparation of any new Notes required to be executed and delivered by the Company hereunder, including, without limitation, the reasonable fees and disbursements of counsel, (b) to pay or reimburse the Agent and each Lender for its costs and expenses incurred in connection with the enforcement of any rights under the Loan Documents and the Notes, including, without limitation, reasonable fees and disbursements of their respective counsel, (c) to pay, indemnify, and hold each Lender and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents and any such other documents, and (d) to pay, indemnify and hold each Lender and the Agent and each of their respective officers, directors and employees harmless from and against any and all other liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be or becomes payable to any third party (including, without limitation, reasonable counsel fees and disbursements) with respect to the execution, delivery, enforcement and performance of the Loan Documents or the use of the proceeds of the Loans (all the foregoing, collectively, the "Indemnified Liabilities") and, if and to the extent that the foregoing indemnity may be unenforceable for any reason, the Company agrees to make the maximum payment permitted under applicable law; provided, however, that the Company shall have no obligation hereunder to pay Indemnified Liabilities to the Agent or any Lender arising from the gross negligence or willful misconduct of the Agent or such Lender. The agreements in this paragraph shall survive the termination of the Commitments and the payment of the Notes, and all other amounts payable hereunder.

      11.6  Lending Offices.

            Each Lender shall have the right at any time and from time to time to transfer any Loan to a different office, provided that such Lender shall promptly notify the Agent and the Company of any such change of office. Such office shall thereon become such Lender's Domestic Lending Office or Eurodollar Lending Office, as the case may be.

      11.7  Successors and Assigns.

            (a) This Agreement and the Notes shall be binding upon and inure to the benefit of the Company, the Lenders, the Agent, all future holders of the Notes and their respective successors and assigns, except that the Company may not assign, delegate or transfer any of its rights or obligations under the Loan Documents without the prior written consent of the Agent and each Lender.

            (b) Each Lender shall have the right at any time, upon written notice to the Agent of its intent to do so, to sell, assign, transfer or negotiate, on a pro rata basis, a constant, and not a varying, percentage of all of such Lender's rights and obligations with respect to its Loans, its Commitment, its obligations with respect to the Letters of Credit and its Notes
(x) upon written notice to the Company, the L/C Issuing Bank and the Agent, to one or more of the other Lenders (or to Affiliates of such Lender or such other Lenders) or (y) with the prior written consent of the Company (which consent shall not be unreasonably withheld and shall not be required if, at the time, an Event of Default shall exist), the L/C Issuing Bank and the Agent, to any other Eligible Assignee, and with respect only to clause (y) above, provided that (i) such Lender shall continue at all times to hold at least 50% of such Lender's original Commitment, (ii) each such sale, assignment, transfer or negotiation shall be in a minimum amount of $5,000,000 and (iii) there shall be paid to the Agent an assignment fee (the "Assignment Fee") of $3,500 payable to the Agent. For each assignment, the parties to such assignment shall execute and deliver to the Agent for its acceptance and recording, an assignment and acceptance agreement in the form of Exhibit H (each, an "Assignment and Acceptance Agreement"). Upon such execution, delivery, acceptance and recording by the Agent, from and after the effective date specified in such Assignment and Acceptance Agreement and agreed to by the Agent, the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance Agreement, the assignor Lender thereunder shall be released from its obligations under this Agreement. The Company agrees upon written request of the Agent to execute and deliver (i) to such assignee, a Note, dated the effective date of such Assignment and Acceptance Agreement, in an aggregate principal amount equal to the Loans assigned to, and Commitment assumed by, such assignee and (ii) to such assignor Lender, a Note, dated the effective date of such Assignment and Acceptance Agreement, in an aggregate principal amount equal to the balance of such assignor Lender's Loans and Commitment. Notwithstanding anything to the contrary contained in this subsection (b), each Lender may at any time, upon 30 days' prior written notice to the Agent, the L/C Issuing Bank and the Company, sell, assign, transfer or negotiate all or any part of its Loans, its Note or its Commitment to any of the other Lenders or any other Eligible Assignee whose long-term senior credit rating is at least BBB- or the equivalent, if, but only if, concurrently therewith or prior thereto any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act) of a "controlling interest" (as defined below) of the outstanding shares of voting stock of the Company pursuant to one or more transactions not approved by at least a majority of the individuals, in their capacities as directors, who served as directors of the Company on the date one year prior to the date of the first acquisition of voting Stock leading to such acquisition, provided, however, that a director who was not a director at the beginning of such period shall be deemed to have satisfied the one year requirement if such director was elected by, or on the recommendation of, at least a majority of the directors who were directors at the beginning of such period (either actually or by prior operation of this provision). For purposes of this paragraph, a "controlling interest" shall mean either (1) a majority of the outstanding shares of voting Stock of the Company or (2) such lesser amount of shares of voting Stock that, in practice, enables such Person or Persons to replace a majority of the board of directors of the Company during any 12 month period.

            (c) Each Lender may grant participations in all or any part of its Loans, its Note, its obligations with respect to the Letters of Credit or its Commitment to the parent, any Affiliate, any wholly-owned Subsidiary or any Branch of such Lender and to one or more banks, insurance companies, financial institutions, pension funds or mutual funds, provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Company, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (iv) such Lender shall give prior written notice to the Agent of the identity and amount of such participation, (v) no sub-participations shall be permitted and
(vi) the rights of any holder of any such participation shall be limited to the right to consent to any action taken or omitted to be taken by such Lender under this Agreement which would (a) increase the Commitment of such Lender, (b) reduce the Facility Fee, the Letter of Credit Participation Fee set forth in paragraph 2.23 or the interest rate payable on the Notes, or (c) extend the maturity date of the Notes or extend the Termination Date except as provided in paragraph 2.18, or postpone the payment or scheduled due dates for payments of principal, interest, Facility Fee and Letter of Credit Participation Fee. The Company hereby acknowledges and agrees that any such participant shall for purposes of paragraphs 2.11, 2.12, 2.13, 2.16 and 11.5, be deemed to be a "Lender", provided, that in no event shall the Company be liable for any amounts under said paragraphs in excess of the amounts for which it would be liable but for any participation.

            (d) No Lender shall, as between and among the Company, the Agent and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participations in, all or any part of its Loans, its Commitment or its Note, except that a Lender shall be relieved of its obligations to the extent of any such sale, assignment, transfer, or negotiation of all or any part of its Loans, its Commitment or its Note pursuant to paragraph (b) above.

            (e) Notwithstanding anything to the contrary contained in this paragraph 11.7, any Lender may at any time or from time to time assign all or any portion of its rights under this Agreement with respect to its Loans and its Note to a Federal Reserve Bank, provided that no such assignment shall release such Lender from its obligations hereunder.

      11.8   Counterparts.

            Each Loan Document (other than the Notes) may be executed by one or more of the parties thereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same document. It shall not be necessary in making proof of any Loan Document to produce or account for more than one counterpart signed by the party to be charged. A telecopied counterpart of any Loan Document or of any document evidencing, and of any an amendment, modification, consent or waiver to or of any Loan Document, shall be deemed to be an originally executed counterpart. A set of the copies of the Loan Documents signed by all the parties thereto shall be deposited with each of the Company and the Agent. Any party to a Loan Document may rely upon the signatures of any other party thereto which are transmitted by telecopier or other electronic means to the same extent as if originally signed.

      11.9  Lenders' Representations.

            Each Lender represents to the Agent and the Company that, in acquiring its Notes hereunder, it is acquiring same for its own account for the purpose of investment and not with a view to selling the same in connection with any distribution thereof, provided that the disposition of each Lender's own Property shall at all times be and remain within its control.

      11.10 Adjustments

            If any Lender (a "Benefitted Lender"), shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of its Loans, its Notes or the Reimbursement Obligations in excess of its Commitment Percentage of payments then due and payable on account of the Loans, the Notes and the Reimbursement Obligations received by all the Lenders, then such Benefitted Lender shall forthwith purchase, without recourse, for cash, from the other Lenders such participations in their Loans and Notes as shall be necessary to cause such Benefitted Lender to share such excess payment with each of them according to their Commitment Percentages, provided, however, that if all or any portion of such excess payment is thereafter recovered from such Benefitted Lender, such purchase from such other Lenders shall be rescinded, and each such other Lender shall repay to such Benefitted Lender the purchase price to the extent of such recovery, together with an amount equal to such other Lender's pro rata share (according to the proportion of the amount of such other Lender's required repayment to the total amount so recovered from such Benefitted Lender) of any interest or other amount paid or payable by such Benefitted Lender in respect of the total amount so recovered. The Company agrees that such Benefitted Lender so purchasing a participation from such other Lenders pursuant to this paragraph may exercise such rights to payment (including the right of set-off) with respect to such participation as fully as such Benefitted Lender were the direct creditor of the Company in the amount of such participation.

      11.11 Governing Law.

            This Agreement and the Notes and the rights and obligations of the parties hereunder and thereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regard to principles of conflict of laws.

      11.12 Headings, Plurals.

            Paragraph headings have been inserted herein for convenience only and shall not be construed to be a part hereof. Unless the context otherwise requires, words in the singular number include the plural, and words in the plural include the singular.

      11.13 Severability.

            Every provision of the Loan Documents is intended to be severable, and if any term or provision thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

      11.14 Integration.

            This Agreement and the Notes embody the entire agreement and understanding among the Company, the Agent and the Lenders with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings among the Company, the Agent and the Lenders with respect to the subject matter hereof and thereof.

      11.15 Consent to Jurisdiction.

            The Company, the Agent and the Lenders hereby irrevocably submit to the jurisdiction of any New York State or Federal Court sitting in the City of New York over any suit, action or proceeding arising out of or relating to the Loan Documents. The Company, the Agent and the Lenders hereby irrevocably waive, to the fullest extent permitted by law, any objection which any thereof may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Company, Agent and the Lenders hereby agree that a final judgment in any such suit, action or proceeding brought in such a court, after all appropriate appeals, shall be conclusive and binding upon each thereof.

      11.16 WAIVER OF TRIAL BY JURY.

            THE AGENT, THE LENDERS, AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREIN. FURTHER, THE COMPANY HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE AGENT OR THE LENDERS, OR COUNSEL TO THE AGENT OR THE LENDERS, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR THE LENDERS WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. THE COMPANY ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS PARAGRAPH.

      11.17 Confidentiality.

            The Agent and the Lenders agree to keep confidential all non-public information pertaining to the Company and its Subsidiaries and its Affiliates which is provided to any of them by any of such parties, and shall not disclose and shall take all appropriate action to restrict access to such information to any Person except (i) to the extent such information is public when received by the Agent or the Lenders or becomes public thereafter due to the act or omission of any Person other than the Agent or the Lenders, (ii) to the extent such information is independently obtained from a source other than the Company, its Subsidiaries or its Affiliates and such information from such source is not, to the knowledge of the Agent or the Lender, subject to an obligation of confidentiality or, if such information is subject to an obligation of confidentiality, that disclosure of such information is permitted, (iii) to counsel, examiners, auditors, accountants or other professional advisors retained by the Agent or any Lender or to Affiliates of the same, provided that such Affiliates agree to keep such information confidential as set forth herein, (iv) to the extent necessary in connection with any litigation or the enforcement of the rights of the Agent or any Lender hereunder or under the Notes or as provided by law, (v) to the extent required by any applicable statute, rule or regulation or court order (including, without limitation, by way of subpoena) or pursuant to the request of Governmental Body having jurisdiction over the Agent or any Lender, (vi) to the extent disclosure to other financial institutions is appropriate in connection with any proposed or actual assignment or grant of a participation by any Lender of interest hereunder or under the Notes to such other financial institutions (who will in turn agree to maintain confidentiality as if they were parties to this Agreement), or (vii) to the extent such information is disclosed with prior consent of the Company.

      11.18  Acknowledgments.

            The Company acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents, (b) by virtue of the Loan Documents, neither the Agent nor any Lender has any fiduciary relationship to the Company, and the relationship between the Agent and the Lenders, on the one hand, and the Company, on the other hand, is solely that of debtor and creditor, and (c) by virtue of the Loan Documents, no joint venture exists among the Lenders or among the Company and the Lenders.